UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐
Check the appropriate box:
☐       Preliminary Proxy Statement
☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑       Definitive Proxy Statement
☐       Definitive Additional Materials
☐       Soliciting Material Pursuant to §240.14a-12
PATRIOT COAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑       No fee required.
☐       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
           1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

           ☐ Fee paid previously with preliminary materials.

           ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           1) Amount Previously Paid:

           2) Form, Schedule or Registration Statement No.:

           3) Filing Party:

           4) Date Filed:

April 1, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Patriot Coal Corporation (the “Company”), which will be held on Thursday, May 12, 2011, at 10:00 A.M., Central Time, at the Donald Danforth Plant Science Center at 975 North Warson Road, Saint Louis, Missouri 63132.

During this meeting, stockholders will vote on the following items:

1. Election of three Class I Directors for three-year terms;

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3. Approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under Section 14(A)(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

4. Recommendation as to whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14(A)(a)(2) of the Exchange Act should occur every one, two or three years; and

5. To transact such other business, if any, as lawfully may be brought before the meeting.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement contain complete details on these items and other matters. We also will be reporting on the Company’s operations and responding to stockholder questions. If you have questions that you would like to raise at the meeting, we encourage you to submit written questions in advance (by mail or e-mail) to the Corporate Secretary. This will help us respond to your questions during the meeting. If you would like to e-mail your questions, please send them to stockholders.questions@patriotcoal.com.

Your participation in the Annual Meeting is important, regardless of the number of shares you hold. To ensure your representation, we encourage you to vote over the telephone or Internet or to complete and return the enclosed proxy card as soon as possible. If you attend the Annual Meeting, you may then revoke your proxy and vote in person if you so desire.

Thank you for your continued support of Patriot Coal. We look forward to seeing you on May 12.

Very truly yours,
Richard M. Whiting
President and Chief Executive Officer

PATRIOT COAL CORPORATION
12312 Olive Boulevard
Saint Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Patriot Coal Corporation (“Patriot” or the “Company”) will hold its Annual Meeting of Stockholders at the Donald Danforth Plant Science Center at 975 North Warson Road, Saint Louis, Missouri 63132 on Thursday, May 12, 2011, at 10:00 A.M., Central Time, to:

•	Elect three Class I Directors for three-year terms;

•	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	Approve the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the Exchange Act;

•	Recommend whether the stockholder vote to approve the compensation of the named executive officers as required by the Exchange Act should occur every one, two or three years; and

•	To transact such other business, if any, as lawfully may be brought before the meeting.

The Board of Directors has fixed March 18, 2011 as the record date for determining stockholders who will be entitled to receive notice of and vote at the Annual Meeting or any adjournment. Each share of Common Stock is entitled to one vote. As of the record date, there were 91,285,503 shares of Common Stock outstanding.

If you own shares of the Company’s Common Stock as of March 18, 2011, you can vote those shares by completing and mailing the enclosed proxy card or by attending the Annual Meeting and voting in person. Stockholders of record also may submit their proxies electronically or by telephone as follows:

•	By visiting the website at www.voteproxy.com and following the voting instructions provided; or

•	By calling 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from outside the United States on a touch-tone telephone and following the recorded instructions.

An admittance card or other proof of ownership is required to attend the Annual Meeting. Please retain the top portion of your proxy card for this purpose. Also, please indicate your intention to attend the Annual Meeting by checking the appropriate box on the proxy card, or, if voting by the Internet or by telephone, when prompted. If your shares are held by a bank or broker, you will need to ask them for an admission card in the form of a confirmation of beneficial ownership. If you do not receive a confirmation of beneficial ownership or other admittance card from your bank or broker, you must bring proof of share ownership (such as a copy of your brokerage statement) to the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote by telephone or the Internet, or complete, date and sign the enclosed proxy card and return it in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

Rashda M. Buttar
Vice President – Associate General Counsel
and Corporate Secretary

IMPORTANT NOTICE OF INTERNET AVAILABILITY
THIS PROXY STATEMENT FOR THE ANNUAL MEETING TO BE HELD ON MAY 12, 2011,
ALONG WITH OUR ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010,
ARE AVAILABLE FREE OF CHARGE AT
HTTP://WWW.AMSTOCK.COM/PROXYSERVICES/VIEWMATERIALS.ASP.

PATRIOT COAL CORPORATION
PROXY STATEMENT
FOR THE
2011 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this Proxy Statement?

A:	The Board of Directors is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders because you are a stockholder of Patriot Coal Corporation as of March 18, 2011, the record date. As of the record date, there were 91,285,503 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. This Proxy Statement and proxy card were first mailed to stockholders on or about April 1, 2011.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following items:

• Election of J. Joe Adorjan, Janiece M. Longoria and Michael M. Scharf as Class I Directors;

• Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

• Approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the Exchange Act;

• Recommendation as to whether the stockholder vote to approve the compensation of the named executive officers as required by the Exchange Act should occur every one, two or three years; and

• Any other matter properly introduced at the meeting.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends the following votes:

• FOR each of the director nominees (Item 1);

• FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (Item 2);

• FOR approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the Exchange Act (Item 3); and

• The selection of one year on the stockholder vote to approve the compensation for the named executive officers as required by the Exchange Act.

Q:	Will any other matters be voted on?

A:	We are not aware of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize each of Richard M. Whiting, Mark N. Schroeder and Joseph W. Bean to vote on such matters in their discretion.

Q:	How do I cast a vote?

A:	If you are a stockholder of record or hold stock through the Patriot Coal Corporation 401(k) Retirement Plan, you may vote using any of the following methods:

• Via the Internet, by visiting the website www.voteproxy.com and following the instructions for Internet voting on your proxy card;

• From the United States, Canada or Puerto Rico, by dialing 1-800-PROXIES and following the instructions for telephone voting on your proxy card;

• By completing and mailing your proxy/voting instruction card; or

• By casting your vote in person at the Annual Meeting.

If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The telephone and Internet voting facilities for the stockholders of record of all shares, other than those held in the Patriot Coal Corporation 401(k) Retirement Plan, close at 10:59 P.M. Central Time on May 11, 2011. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm your instructions have been properly recorded.

If you hold shares of the Company’s Common Stock in the Patriot Coal Corporation 401(k) Retirement Plan, you will receive a single proxy/voting instruction card with respect to all shares registered in your name, whether inside or outside of the plan. If your accounts inside and outside of the plan are not registered in the same name, you will receive a separate proxy/voting instruction card with respect to the shares credited in your plan account. Voting instructions regarding plan shares must be received by 3:00 P.M. Central Time on May 9, 2011, and all telephone and Internet voting facilities with respect to plan shares will close at that time.

Shares of Common Stock in the Patriot Coal Corporation 401(k) Retirement Plan will be voted by Vanguard Fiduciary Trust Company (“Vanguard”), as trustee of the plan. Plan participants should indicate their voting instructions to Vanguard for each action to be taken under proxy by completing and returning the proxy/voting instruction card, by using the toll-free telephone number or by indicating their instructions over the Internet. All voting instructions from plan participants will be kept confidential. If a plan participant fails to sign or to timely return the proxy/voting instruction card or otherwise timely indicate his or her instructions by telephone or over the Internet, the shares allocated to such participant, together with unallocated shares, will be voted in the same proportion as plan shares for which the trustee receives voting instructions.

If you return your signed proxy card or vote by Internet or telephone, your shares will be voted as you indicate. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy/voting instruction card will be voted “For” the election of all the director nominees, or any other person selected by the Board if any nominee is unable to serve, “For” the ratification of the appointment of Ernst & Young LLP, “For” the approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the Exchange Act, and the selection of one year with respect to the determination of how often the stockholders vote to approve the compensation of the named executive officers.

If your shares are held in a brokerage account in your broker’s name (also known as “street name”), you should follow the instructions for voting provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker or nominee allows, submit voting instructions by Internet or telephone. If you provide specific voting instructions by mail, telephone or Internet to your broker or nominee, your broker or nominee will vote your shares as you have directed.

Ballots will be provided during the Annual Meeting to anyone who wants to vote in person at the meeting. If you hold shares in street name, you must request a confirmation of beneficial ownership from your broker to vote in person at the meeting.

Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:

• Submitting a valid, later-dated proxy;

• Submitting a valid, subsequent vote by telephone or the Internet at any time prior to 10:59 P.M. Central Time on May 11, 2011;

• Notifying the Company’s Corporate Secretary in writing that you have revoked your proxy; or

• Completing a written ballot at the Annual Meeting.

You can revoke your voting instructions with respect to shares held in the Patriot Coal Corporation 401(k) Retirement Plan at any time prior to 3:00 P.M. Central Time on May 9, 2011 by timely delivery of a properly executed, later-dated voting instruction card (or an Internet or telephone vote), or by delivering a written revocation of your voting instructions to Vanguard.

Q:	Is my vote confidential?

A:	Yes. All proxies, ballots and vote tabulations that identify how individual stockholders voted will be kept confidential and not be disclosed to the Company’s directors, officers or employees, except in limited circumstances, including:

• When disclosure is required by law;

• During any contested solicitation of proxies; or

• When written comments by a stockholder appear on a proxy card or other voting material.

Q:	What will happen if I do not instruct my broker how to vote?

A:	If your shares are held in street name by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Under the current rules of the New York Stock Exchange (“NYSE”), if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Item 2) is considered to be a discretionary item under the NYSE rules and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Item 1), approval of the compensation of the named executive officers, as required by the Exchange Act (Item 3) and frequency of the vote to approve the compensation of the named executive officers (Item 4) are considered to be “non-discretionary” items. If you do not instruct your broker how to vote with respect to Items 1, 3 and 4, your broker is not permitted to vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

Q:	How will my Company stock in the Patriot Coal Corporation 401(k) Retirement Plan be voted?

A:	Vanguard, as the plan trustee, will vote your shares in accordance with your instructions if you send in a completed proxy/voting instruction card or vote by telephone or the Internet before 3:00 P.M. Central Time on May 9, 2011. All telephone and Internet voting facilities with respect to plan shares will close at that time. Vanguard will vote allocated shares of Company Common Stock for which it has not received direction, as well as shares not allocated to individual participant accounts, in the same proportion as plan shares for which the trustee receives voting instructions.

Q:	How many shares must be present to hold the Annual Meeting?

A:	Holders of a majority of the shares of outstanding Common Stock as of the record date must be represented in person or by proxy at the Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “Withheld” votes and broker non-votes also will be counted in determining whether a quorum exists.

Q:	What vote is required to approve the proposals?

A:	In the election of directors, which is by plurality, certain shares present at the meeting are counted as not voted. These include any shares for which i) there is an abstention, ii) there is a broker non-vote or iii) the ballot is marked withheld. If a nominee in an uncontested election receives more “Withhold” than “For” votes, the nominee must tender his resignation in accordance with our Director Election Procedures. The Board will then determine whether to accept or reject the resignation based on all factors affecting the nominee’s qualifications and contributions to the Company. Our Director Election Procedures can be accessed on the Company’s website

(www.patriotcoal.com) by clicking on “Investors,” then “Corporate Governance,” and then “Corporate Governance Guidelines.” Information on our website is not considered part of this Proxy Statement. In the vote on the proposal made by the Board of Directors to ratify the Company’s independent registered public accounting firm, the advisory vote on the proposal to approve the compensation of the named executive officers and the advisory vote relating to the frequency with which stockholders approval of the compensation of the named executive officers should occur, the vote of a majority of the shares of our Common Stock represented in person or by proxy at the meeting and entitled to vote on the matter is required; abstentions will have the effect of being a vote against the proposal and broker non-votes will have no bearing on the outcome of the proposal.

Q:	What does it mean if I receive more than one proxy card?

A:	It means your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares.

Q:	Who can attend the Annual Meeting?

A:	All Patriot Coal Corporation stockholders as of March 18, 2011 may attend the Annual Meeting.

Q:	What do I need to do to attend the Annual Meeting?

A:	If you are a stockholder of record or a participant in the Patriot Coal Corporation 401(k) Retirement Plan, your admission card is attached to your proxy card or voting instruction form. You will need to bring this admission card with you to the Annual Meeting.

If you own shares in street name, you will need to ask your bank or broker for an admission card in the form of a confirmation of beneficial ownership. You will need to bring a confirmation of beneficial ownership with you to vote at the Annual Meeting. If you do not receive your confirmation of beneficial ownership in time, bring your most recent brokerage statement, reflecting your beneficial ownership on the record date, with you to the Annual Meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting. You will not be able to vote your shares at the meeting without a confirmation of beneficial ownership.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We plan to announce preliminary voting results at the Annual Meeting and to publish final results in a Form 8-K filed within four business days of the Annual Meeting.

ELECTION OF DIRECTORS (ITEM 1)

In accordance with the terms of the Company’s certificate of incorporation, the Board of Directors is divided into three classes, with each class serving a staggered three-year term. At this year’s Annual Meeting, the terms of current Class I Directors will expire. The terms of Class II Directors and Class III Directors will expire at the Annual Meetings to be held in 2012 and 2013, respectively.

The Board of Directors has nominated J. Joe Adorjan, Janiece M. Longoria and Michael M. Scharf for election as Class I Directors with terms expiring in 2014. Each of the nominees is currently serving as a director of the Company. All nominees have consented to serve for the new term. Should any one or more of the nominees become unavailable for election, your proxy authorizes us to vote for such other persons, if any, as the Board of Directors may recommend.

The Board of Directors is responsible for recommending director nominees that have the experience, qualifications, attributes and skills that are important to an effective Board. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a director, we also believe that all of our director nominees have characteristics common to all of our Board members, including integrity, strong professional reputation, a record of achievement and adherence to high ethical standards. Each Director has demonstrated business acumen and an ability to exercise sound judgment, as well as a proven commitment of service to the Company and our Board. We value our Directors’ significant experience on other public company boards of directors and board committees.

Information about the number of shares of Common Stock beneficially owned by each Director appears below under the heading “Ownership of Company Securities.” See also “Certain Relationships and Related Transactions.”

The Board of Directors recommends that you vote “For” each of the Class I Director nominees named below.

Class I Directors — Terms Expiring in 2014

J. JOE ADORJAN, age 72, has been a Director of the Company since November 2007. Mr. Adorjan is currently Chairman of Adven Capital, a private equity firm and is a partner of Stonington Partners Inc., a New York based private equity firm. He has served in these positions since February 2001. From 1995 through December 2000, Mr. Adorjan served as Chairman and Chief Executive Officer of Borg-Warner Security Corporation, a provider of security services. Prior to joining Borg-Warner, Mr. Adorjan served in a number of senior executive capacities with Emerson Electric Co. and ESCO Electronics Corporation, an independent NYSE-listed corporation that was formed in 1990 with the spin-off of Emerson’s government and defense business. He was Chairman and Chief Executive Officer of ESCO from 1990 to 1992, when he rejoined Emerson as President. Mr. Adorjan originally joined Emerson in 1968 and served in a number of senior executive capacities, including Executive Vice President of Finance, International, Technology and Corporate Development.

Mr. Adorjan has Bachelors and Masters degrees in Economics from Saint Louis University. Mr. Adorjan previously served as a Director of Rexel Corporation (2008-2011) and Thermadyne Holdings Corporation (2005-2010) where he served as lead Director and as a member of the Audit and Compensation Committees. Mr. Adorjan currently serves as chairman of Bates Sales Company, a distributor of industrial power transmission equipment and parts. He also serves on the board of trustees of Saint Louis University and Ranken Technical College and is chairman of The Hungarian-Missouri Educational Partnership.

We believe Mr. Adorjan’s qualifications to sit on our Board of Directors include his experience as an executive leader of complex organizations and experience as a director of other companies.

JANIECE M. LONGORIA, age 57, has been a Director of the Company since January 2011. Ms. Longoria has been a partner in the law firm of Ogden, Gibson, Broocks, Longoria & Hall L.L.P. in Houston since 1997.

Ms. Longoria has a Bachelors degree and a Juris Doctorate from the University of Texas. Ms. Longoria previously served as the Treasurer and Director of the Houston Convention Center Hotel Corporation from 1999-2004. Ms. Longoria currently serves as a commissioner of the Port of Houston Authority and serves on the Board of Directors of CenterPoint Energy, Inc. She previously served as a member of The University of Texas System Board of Regents.

We believe Ms. Longoria’s qualifications to sit on our Board of Directors include her significant legal experience and background as well as her experience as a director of other companies.

MICHAEL M. SCHARF, age 63, has been a Director of the Company since November 2007. Mr. Scharf is Executive Director, Global Financial Services for Bunge Limited, a global agribusiness and food company (“Bunge”). Previously he was Senior Vice President and CFO of Bunge North America and served in that position from 1990 through 2009. He also served as Bunge’s representative on the board of that company’s biofuels joint ventures. He was previously Senior Vice President and Chief Financial Officer of Peabody Holding Company, Inc. (1978-1990) and Tax Manager at Arthur Andersen & Co. (1969-1978).

Mr. Scharf has a Bachelors degree in Accounting from Wheeling Jesuit University and is a certified public accountant.

We believe Mr. Scharf’s qualifications to sit on our Board of Directors include his management experience with global companies, his financial expertise and his experience in the coal industry.

Class II Directors — Terms Expiring in 2012

B. R. BROWN, age 78, has been a Director of the Company since October 2007. Mr. Brown is the retired Chairman, President and Chief Executive Officer of CONSOL Energy, Inc., a domestic coal and gas producer and energy services provider. He served as Chairman, President and Chief Executive Officer of CONSOL and predecessor companies from 1978 to 1998. He also served as a Senior Vice President of E.I. du Pont de Nemours & Co., CONSOL’s controlling stockholder, from 1981 to 1991. Before joining CONSOL, Mr. Brown was a Senior Vice President at Conoco. From 1990 to 1995, he also was President and Chief Executive Officer of Remington Arms Company, Inc.

Mr. Brown has a degree in Economics from the University of Arkansas. Mr. Brown has previously served as Director and Chairman of the Bituminous Coal Operators’ Association Negotiating Committee, Chairman of the National Mining Association, and Chairman of the Coal Industry Advisory Board of the International Energy Agency. Mr. Brown was a Director of Peabody Energy Corporation (“Peabody”) from December 2003 until October 2007, when he resigned to join Patriot’s Board of Directors. He is also a Director of Delta Trust & Bank and Remington Arms Company, Inc. and its parent, Freedom Group, Inc.

We believe Mr. Brown’s qualifications to sit on our Board of Directors include his experience in the coal industry, his executive leadership of complex organizations and his experience as a director of other companies.

JOHN E. LUSHEFSKI, age 55, has been a Director of the Company since October 2007. Since 2005, Mr. Lushefski has been a senior consultant providing strategic, business development and financial advice to public and private companies. He has substantial coal industry experience and a global background in treasury, tax, accounting, strategic planning, information technology, human resources, investor relations and business development. From 1996 until December 2004, he served as Chief Financial Officer of Millennium Chemicals Inc., a NYSE-listed international chemicals manufacturer that was spun off from Hanson PLC. He also served as Senior Vice President & Chief Financial Officer of Hanson Industries Inc. from 1995 to 1996, and as Vice President & Chief Financial Officer of Peabody Holding Company, Inc. from 1991 to 1995. Prior to joining Hanson in 1985, he was an Audit Manager with Price Waterhouse LLP, New York.

Mr. Lushefski is a certified public accountant with a B.S. in Business Management/Accounting from Pennsylvania State University. He also has served as a Director of Suburban Propane, LP (1996-1999) and Smith Corona Corporation (1995-1996).

We believe Mr. Lushefski’s qualifications to sit on our Board of Directors include his experience with the coal industry, his financial expertise and management expertise with other public companies.

Class III Director Nominees — Terms Expiring in 2013

RICHARD M. WHITING, age 56, has been a Director of the Company since October 2007. Mr. Whiting has served as Chief Executive Officer of the Company since October 31, 2007, when the Company was spun-off from Peabody and became a separate, publicly-traded company (the “spin-off”). He served as President from the time of the spin-off until July 23, 2008, when the Company consummated the acquisition (the “Merger”) of Magnum Coal Company (“Magnum”), and then again from September, 2010 until the present time.

Mr. Whiting joined Peabody’s predecessor company in 1976 and held a number of operations, sales and engineering positions both at the corporate offices and at field locations. Prior to the spin-off, Mr. Whiting was Peabody’s Executive Vice President & Chief Marketing Officer from May 2006 to October 2007, with responsibility for all marketing, sales and coal trading operations, as well as Peabody’s joint venture relationships. He previously served as President & Chief Operating Officer and as a Director of Peabody from 1998 to 2002. He also served as Executive Vice President – Sales, Marketing & Trading from 2002 to 2006, and as President of Peabody COALSALES Company from 1992 to 1998.

Mr. Whiting holds a Bachelor of Science degree in Mining Engineering from West Virginia University. Mr. Whiting currently serves as a member of the Executive Committee of the National Mining Association (NMA), Chairman of the NMA’s Audit and Finance Committee, and COALPAC Chairman. He is the former Chairman of NMA’s Safety and Health Committee, the former Chairman of the Bituminous Coal Operators’ Association, and a

past board member of the National Coal Council. He is also currently a trustee of the Society of Mining Engineers Foundation.

We believe Mr. Whiting’s qualifications to sit on our Board of Directors include his over thirty years of experience in the coal industry, his leadership and knowledge of the Company and its former parent, as well as his extensive management experience.

IRL F. ENGELHARDT, age 64, has been a Director of the Company since October 2007. Mr Engelhardt has served as Chairman of the Board of Directors of the Company since the spin-off and served as Executive Advisor to the Company until December 31, 2010. Prior to the spin-off, Mr. Engelhardt served as Chairman and a Director of Peabody from 1993 until October 2007. Mr. Engelhardt also served as Chief Executive Officer of Peabody, our former parent, from 1990 through December 2005. After joining a predecessor of Peabody in 1979, he held various officer level positions in executive, sales, business development and administrative areas, including Chairman of Peabody Resources Ltd. (Australia) and Chairman of Citizens Power LLC.

He served as Co-Chief Executive Officer and executive director of The Energy Group from 1997 to 1998, Chairman of Suburban Propane Company from 1995 to 1996, Chairman of Cornerstone Construction & Materials from 1994 to 1995 and Director and Group Vice President of Hanson Industries from 1995 to 1996. Mr. Engelhardt previously served as Director on the Board of Directors of Valero Energy Corporation from 2006 to 2010, Chairman of the Federal Reserve Bank of St. Louis, Chairman of the National Mining Association, the Coal Industry Advisory Board of the International Energy Agency, the Center for Energy and Economic Development and the Coal Utilization Research Council, as well as Co-Chairman of the Coal Based Generation Stakeholders Group. He currently serves on the Board of Directors of The Williams Companies, Inc.

We believe Mr. Engelhardt’s qualifications to sit on our Board of Directors include his over thirty years of experience in the coal and energy industries, including as the former Chief Executive Officer of Peabody, his executive leadership of significant organizations, management experience with public companies and financial expertise.

MICHAEL P. JOHNSON, age 63, has been a Director of the Company since July 2008. Mr. Johnson is the President & Chief Executive Officer of J&A Group, a small business consulting and investment company, since 2008. He previously served as Senior Vice President and Chief Administrative Officer of The Williams Companies, Inc., a NYSE-listed natural gas producer, processor and transporter, from 1998 to 2008. Mr. Johnson was with The Williams Companies, Inc. from 1998 until his retirement in 2008. From 1991 to 1998, Mr. Johnson served in various officer-level positions for Amoco Corporation, including Vice President of Human Resources.

Mr. Johnson serves on the boards of several universities and charitable organizations. Mr. Johnson holds a bachelor’s degree from North Carolina Central University and is a graduate of the Advanced Executive Program from Kellogg School of Business at Northwestern University. Mr. Johnson currently serves on the Board of Directors of QuikTrip Corporation, Buffalo Wild Wings Inc. and CenterPoint Energy, Inc.

We believe Mr. Johnson’s qualifications to sit on our Board of Directors include his management experience in the energy industry and his experience with strategic development and human resources functions.

ROBERT O. VIETS, age 67, has been a Director of the Company since November 2007. Mr. Viets is the former President, Chief Executive Officer and Director of CILCORP, a NYSE-listed holding company which owned a regulated electric and natural gas utility (CILCO) in central Illinois. Mr. Viets served in this capacity from 1988 until 1999, when CILCORP was acquired by AES Corporation. He also served as Chief Financial Officer during his 26-year career at CILCORP. Prior to joining CILCORP, Mr. Viets was an auditor with Arthur Andersen & Co. Following his career at CILCORP, Mr. Viets has provided consulting services to regulated energy and communication businesses.

Mr. Viets has a degree in Economics from Washburn University (Topeka) and a Law degree from Washington University School of Law. He is also a certified public accountant. He has served as a Director of, among other companies, RLI Corp., a specialty property and casualty insurer (1993-present); Consumers Water Company, a Maine-based regulated water utility (1996-1998); and Philadelphia Suburban Corp., now Aqua America, Inc.

(1998-2001); including serving as a member of the Audit Committees at RLI Corp. and Philadelphia Suburban Corp.

We believe Mr. Viets’s qualifications to sit on our Board of Directors include his experience with electric and gas utilities, his executive leadership of significant organizations and his financial expertise.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

Director Independence

As required by the rules of the NYSE, the Board of Directors will evaluate the independence of its members at least annually, and at other appropriate times when a change in circumstances could potentially impact a director’s independence or effectiveness (e.g., in connection with a change in employment status or other significant events). This process is administered by the Nominating & Governance Committee which consists entirely of directors who are independent under applicable NYSE rules. After carefully considering all relevant relationships with the Company and management, the Nominating & Governance Committee submits its recommendations regarding independence to the full Board, which then makes a determination with respect to each director.

In making independence determinations, the Nominating & Governance Committee and the Board consider all relevant facts and circumstances, including (1) the nature of any relationships with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, (2) the significance of the relationship to the Company, the other organization and the individual director, (3) whether or not the relationship is solely a business relationship in the ordinary course for the Company and the other organization and does not afford the director any special benefits, and (4) any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. For purposes of this determination, the Board deems any relationships that have expired more than three years ago to be immaterial.

After considering the standards for independence adopted by the NYSE and various other factors as described herein, the Board of Directors has determined that all directors other than Messrs. Engelhardt and Whiting are independent. None of the directors, other than Mr. Whiting, receives any compensation from the Company other than customary director and committee fees. Mr. Engelhardt, Chairman of the Board, was Executive Advisor to the Company until December 31, 2010 and received salary and other compensation pursuant to his employment.

The Board of Directors has determined that Messrs. Adorjan, Brown, Lushefski, Johnson and Viets and Ms. Longoria have no relationship with the Company, other than serving as directors of the Company, and are therefore independent. The Board has also determined that Mr. Scharf is independent after evaluating Bunge’s relationship with the Company and concluding that such relationship is immaterial.

Mr. Scharf is the Executive Director, Global Financial Services for Bunge. During fiscal year 2010, Bunge paid the Company $898,871 pursuant to a coal supply agreement with the Company. The Board has concluded that this relationship is not material since the coal supply agreement was entered into between the Company and Bunge on the same general terms and conditions as other large, industrial customers. The Company’s directors did not solicit this commercial relationship and were not involved in any related discussions or deliberations.

Board Attendance and Executive Sessions

The Board of Directors met eleven times in 2010. During that period each director attended at least 75% of the aggregate number of meetings of the Board and the committees on which such director served and all directors achieved an overall average attendance of 98%. Mr. Engelhardt serves as chairman at all meetings of the Board of Directors.

Mr. Engelhardt chairs executive sessions of the Board of Directors when all directors are present. The independent directors also meet in executive session at each regularly scheduled Board meeting and at other times deemed appropriate by the Board of Directors. Executive sessions of independent directors are chaired by the chairpersons of the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating & Governance Committee, on a rotating basis.

Board Leadership Structure

We separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. Mr. Engelhardt, our Chairman, is a former employee of the Company and is therefore not deemed independent by the Board.

Board Oversight of Risk and Committees of the Board

The Board has appointed five standing committees from among its members to assist it in carrying out its obligations. These committees are the Audit Committee, Compensation Committee, Executive Committee, Finance Committee and Nominating & Governance Committee. The Board is actively involved in oversight of risks that could affect the Company. The Board delegates oversight of specific risks through the committees of the Board, as disclosed in the descriptions of the committees below and further described in the charters of each committee. The Board satisfies its oversight responsibility by receiving full reports from each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Each standing committee has adopted a formal charter that describes in more detail its purpose, organizational structure and responsibilities. A copy of each committee charter can be found on the Company’s website (www.patriotcoal.com) by clicking on “Investors,” then “Corporate Governance,” and then “Committee Charters” and is available in print to any stockholder who requests it. Information on our website is not considered part of this Proxy Statement. A description of each committee and its current membership follows:

Audit Committee

The members of the Audit Committee are Robert O. Viets (Chair), J. Joe Adorjan, John E. Lushefski and Michael M. Scharf. The Board of Directors has affirmatively determined that, in its judgment, all members of the Audit Committee are independent under NYSE and Securities and Exchange Commission (“SEC”) rules. The Board of Directors also has determined that each of Messrs. Viets, Adorjan, Lushefski and Scharf is an “audit committee financial expert” under SEC rules.

The Audit Committee met seven times during 2010. The Audit Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to accounting matters, financial reporting and legal and regulatory compliance by overseeing:

•	The quality and integrity of the Company’s financial statements and financial reporting processes;

•	The Company’s systems of internal accounting and financial controls and disclosure controls;

•	The independent registered public accounting firm’s qualifications and independence;

•	The performance of the Company’s internal audit function and independent registered public accounting firm; and

•	Compliance with legal and regulatory requirements.

Some of the primary responsibilities of the Audit Committee include the following:

•	To appoint the Company’s independent registered public accounting firm, which reports directly to the Audit Committee;

•	To approve all audit engagement fees and terms and all permissible non-audit engagements with the Company’s independent registered public accounting firm;

•	To ensure that the Company maintains an internal audit function and to review the appointment of the senior internal audit team and/or provider;

•	To approve the terms of engagement for the internal audit provider;

•	To meet on a regular basis with the Company’s financial management, internal audit management and independent registered public accounting firm to review matters relating to the Company’s internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the independent registered public accounting firm and other matters relating to the Company’s financial condition;

•	To oversee the Company’s financial reporting process and to review in advance of filing or issuance the Company’s quarterly reports on Form 10-Q, annual reports on Form 10-K and earnings press releases;

•	To review the Company’s guidelines and policies with respect to risk assessment and risk management, and to monitor the Company’s major financial risk exposures and steps management has taken to control such exposures; and

•	To make regular reports to the Board of Directors regarding the activities and recommendations of the Audit Committee.

Compensation Committee

The current members of the Compensation Committee are Michael P. Johnson (Chair), J. Joe Adorjan, B. R. Brown and Robert O. Viets. Mr. Viets was appointed to the Compensation Committee on January 27, 2011. The Board of Directors has affirmatively determined that, in its judgment, all members of the Compensation Committee are independent under rules established by the NYSE.

The Compensation Committee met seven times during 2010. The Compensation Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to employment policies and the Company’s compensation and benefits systems. Some of the responsibilities of the Compensation Committee include the following:

•	To annually review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and together with the other independent members of the Board of Directors, determine and approve the CEO’s compensation levels based on this evaluation;

•	To annually review, with the CEO, the performance of the Company’s executive officers and make recommendations to the Board of Directors with respect to the compensation plans for such officers;

•	To annually review and approve the CEO’s and the executive officers’ base salary, annual incentive opportunity and long-term incentive opportunity and as appropriate, employment agreements, severance agreements, change of control provisions and any special supplemental benefits;

•	To review and assess risks arising from the Company’s compensation policies and practices for its employees and whether any such risks are reasonably likely to have a material adverse effect on the Company;

•	To evaluate say on pay resolutions and recommend to the Board of Directors the frequency on which the Company should seek approval on say on pay;

•	To approve annual bonus awards for executive officers other than the CEO;

•	To oversee the Company’s annual and long-term incentive programs;

•	To periodically assess the Company’s director compensation program and, when appropriate, recommend modifications for Board consideration;

•	To review and make recommendations to the Board of Directors in conjunction with the CEO, as appropriate, with respect to succession planning and management development; and

•	To make regular reports on its activities to the Board of Directors.

Further information regarding the Company’s processes and procedures for the consideration and determination of executive and director compensation may be found in “Executive Compensation - Compensation Discussion and Analysis” and “Director Compensation.”

Executive Committee

The members of the Executive Committee are Richard M. Whiting (Chair), Irl F. Engelhardt and B. R. Brown. The Executive Committee met three times during 2010.

When the Board of Directors is not in session, the Executive Committee has all of the power and authority as delegated by the Board of Directors, except with respect to:

•	Amending the Company’s certificate of incorporation and bylaws;

•	Adopting an agreement of merger or consolidation;

•	Recommending to stockholders the sale, lease or exchange of all or substantially all of the Company’s property and assets;

•	Recommending to stockholders dissolution of the Company or revocation of any dissolution;

•	Declaring a dividend;

•	Issuing stock;

•	Appointing members of Board committees; and

•	Changing major lines of business.

Finance Committee

The current members of the Finance Committee are John E. Lushefski (Chair), B. R. Brown, Irl F. Engelhardt, Janiece M. Longoria and Michael M. Scharf. Between January 1, 2010 and January 27, 2011, the Finance Committee was comprised of three members, John E. Lushefski (Chair), Michael M. Scharf and a director who has since resigned.

The Finance Committee met ten times during 2010. The Finance Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to corporate finance functions. Some of the responsibilities of the Finance Committee include the following:

•	To oversee the development and execution of the Company’s financial strategies, plans and policies;

•	To review and recommend to the Board key financial components of the Company’s annual budget;

•	To review and recommend to the Board, individual non-budgeted commitments of the Company in excess of the CEO’s authority limits;

•	To review and recommend to the Board certain financing activities having an aggregate value in excess of the CEO’s authority limits;

•	To review and monitor the Company’s legacy costs and retirement programs;

•	To review and monitor the insurance policies and programs of the Company;

•	To oversee the Company’s tax planning and compliance strategies and tax return filing positions; and

•	To review and assess risks related to the foregoing and whether any such risks are reasonably likely to have a material adverse effect on the Company.

Nominating & Governance Committee

The current members of the Nominating & Governance Committee are Michael M. Scharf (Chair), Michael P. Johnson, Janiece M. Longoria and John E. Lushefski. Between January 1, 2010 and January 27, 2011, the Nominating & Governance Committee also included Robert O. Viets instead of Ms. Longoria.

The Board of Directors has affirmatively determined that, in its judgment, all members of the Nominating & Governance Committee are independent under NYSE rules.

The Nominating & Governance Committee met five times during 2010. The Nominating & Governance Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to corporate governance practices. Some of the responsibilities of the Nominating & Governance Committee include the following:

•	To identify, evaluate and recommend qualified candidates for election to the Board of Directors;

•	To advise the Board of Directors on matters related to corporate governance;

•	To assist the Board of Directors in conducting its annual assessment of Board performance;

•	To recommend the structure, composition and responsibilities of other Board committees;

•	To advise the Board of Directors on matters related to corporate social responsibility;

•	To ensure the Company maintains an effective orientation program for new directors and a continuing education and development program to supplement the skills and needs of the Board of Directors;

•	To monitor compliance with the Company’s corporate compliance program and Code of Business Conduct and Ethics;

•	To review and assess risks arising from the Company’s corporate governance policies and practices and whether any such risks are reasonably likely to have a material adverse effect on the Company; and

•	To make regular reports on its activities to the Board of Directors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, Communication With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Committee also reviewed and discussed together with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the year ended December 31, 2010 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting.

The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed by the Company with the Securities and Exchange Commission. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2011.

The Committee is governed by a charter (refer to www.patriotcoal.com). The Committee held seven meetings during fiscal year 2010. The Committee is comprised solely of independent directors as defined by the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

MEMBERS OF THE AUDIT COMMITTEE:

ROBERT O. VIETS, AUDIT COMMITTEE CHAIRMAN
J. JOE ADORJAN, AUDIT COMMITTEE MEMBER
JOHN E. LUSHEFSKI, AUDIT COMMITTEE MEMBER
MICHAEL M. SCHARF, AUDIT COMMITTEE MEMBER

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the spin-off of the Company and for the fiscal year ended December 31, 2010 and 2009.

The following fees were paid to Ernst & Young for services rendered during the Company’s fiscal years, 2010 and 2009:

•	Audit Fees: Audit fees billed (or billable) to the Company by Ernst & Young with respect to the fiscal years ended December 31, 2010 and December 31, 2009 were $1,414,100 and $1,505,700, respectively. Fiscal year audit fees include professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Forms 10-Q and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements for the fiscal year.

•	Audit-Related Fees: Audit-related fees billed by Ernst & Young with respect to the fiscal years ended December 31, 2010 and December 31, 2009 were $22,000 and $80,000, respectively. Fiscal year audit-related fees include professional fees rendered for the audit of benefit plans of the Company.

•	Tax Fees: Tax fees billed by Ernst & Young with respect to the fiscal years ended December 31, 2010 and December 31, 2009 were $43,572 and $444,658, respectively. Tax fees were lower in 2010 due to the Company performing substantially all of its tax preparation work, while these services were performed by Ernst & Young in 2009. Fiscal year tax fees relate to the review of company-prepared calculations and preparation of related federal and state tax returns and the performance of acquisition-related tax research and consultation.

•	All Other Fees: There were no other fees billed by Ernst & Young with respect to the fiscal years ended December 31, 2010 or December 31, 2009.

Under procedures established by the Board of Directors, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm to ensure that the provision of such services do not impair such firm’s independence. The Audit Committee may delegate its pre-approval authority to one or more of its members, but not to management. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories, including audit services, audit-related services, tax services and all other permissible services. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories, and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee reviews the amount of all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

Under Company policy and/or applicable rules and regulations, the Company’s independent registered public accounting firm is prohibited from providing the following types of services to the Company: (1) bookkeeping or other services related to the Company’s accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment advisor or investment banking services, (9) legal services, (10) expert services unrelated to audit, (11) any services entailing a contingent fee or commission, and (12) tax services to an officer of the Company whose role is in a financial oversight capacity.

CORPORATE GOVERNANCE MATTERS

Good corporate governance is a priority at Patriot Coal Corporation. The Company’s key governance practices are outlined in its Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics. These documents can be found on the Company’s website (www.patriotcoal.com) by clicking on “Investors,” and then “Corporate Governance,” and are available in print to any stockholder, without charge, upon request. Information on our website is not considered part of this Proxy Statement. The Code of Business Conduct and Ethics applies to the Company’s directors, CEO, Chief Financial Officer, Controller and other Company personnel. Any updates or amendments to the Code of Business Conduct and Ethics, and any waiver that applies to a director or executive officer, will also be posted on the website.

The Nominating & Governance Committee of the Board of Directors is responsible for reviewing the Corporate Governance Guidelines annually and reporting and making recommendations to the Board concerning corporate governance matters.

Stockholder Communications with the Board of Directors

The Board of Directors has adopted the following procedures for stockholders and other interested persons to send communications to the Board, individual directors and/or Committee Chairs, who chair the executive sessions of the Board on a rotating basis (collectively, “Stockholder Communications”):

Stockholders and other interested persons seeking to communicate with the Board should submit their written comments to the Chairman, Patriot Coal Corporation, 12312 Olive Boulevard, Saint Louis, Missouri 63141. The Chairman will forward such Stockholder Communications to each member of the Board (excluding routine advertisements and business solicitations, as instructed by the Board), and provide a report on the disposition of matters stated in such communications at the next regular meeting of the Board. If a Stockholder Communication is addressed to a specific individual director or Committee Chair (excluding routine advertisements and business solicitations), the Chairman will forward that communication to the named director, and will discuss with that director whether the full Board and/or one of its committees should address the subject matter.

If a Stockholder Communication raises concerns about the ethical conduct of management or the Company, it should be sent directly to the Corporate Secretary at 12312 Olive Boulevard, Suite 400, Saint Louis, Missouri 63141. The Corporate Secretary will promptly forward a copy of such Stockholder Communication to the Chairman of the Audit Committee and, if appropriate, the Company’s Chairman, and take such actions as they authorize to ensure that the subject matter is addressed by the appropriate Board committee, management and/or by the full Board.

If a stockholder or other interested person seeks to communicate exclusively with the Company’s non-management directors, such Stockholder Communication should be sent directly to the Corporate Secretary who will forward any such communications directly to the Chair of the Nominating & Governance Committee. The Corporate Secretary will first consult with and receive the approval of the Chair of the Nominating & Governance Committee before disclosing or otherwise discussing the communication with members of management or directors who are members of management.

At the direction of the Board, the Company reserves the right to screen all materials sent to its directors for potential security risks, harassment purposes or routine solicitations.

Stockholders have an opportunity to communicate with the Board at the Company’s Annual Meeting of Stockholders. Pursuant to Board policy, each director is expected to attend the Annual Meeting in person, subject to occasional excused absences due to illness or unavoidable conflicts. Seven of our directors attended the 2010 Annual Meeting in person.

The Chairman shall be the spokesman for the Board except in circumstances where the inquiry or comment is about the Chairman. In such instances, the Chairman of the Nominating & Governance Committee shall become the spokesman.

Overview of Director Nominating Process

The Board of Directors believes that one of its primary goals is to advise management on strategy and to monitor the Company’s performance. The Board also believes that the best way to accomplish this goal is by choosing directors who possess a diversity of experience, knowledge and skills and who are available for appropriate periods of continuous service, thereby enhancing their ability to thoroughly understand and oversee the Company’s business and long-term strategies. As such, current Board members possess a wide array of skills and experience in the coal industry, related energy industries and other important areas. When evaluating potential members, the Board seeks to enlist the services of candidates who possess high ethical standards and a combination of skills and experience which the Board determines are the most appropriate to meet its objectives. The Board believes all candidates should be committed to creating value over the long term and to serving the best interests of the Company and all of its stockholders.

The Nominating & Governance Committee (“Committee”) is responsible for identifying, evaluating and recommending qualified candidates for election to the Board of Directors. The Committee will consider director candidates submitted by stockholders. In accordance with the Company’s bylaws, any stockholder wishing to submit a candidate for consideration should send the following information to the Secretary of the Company at 12312 Olive Boulevard, Suite 400, Saint Louis, Missouri 63141:

•	Stockholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age and address of candidate;

•	A detailed resume describing among other things the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors, and documents his/her ability to satisfy the director qualifications described below;

•	A description of any arrangements or understandings between the stockholder and the candidate;

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board of Directors; and other information as specified within the Company’s bylaws.

The Corporate Secretary will promptly forward such materials to the Committee Chair and the Chairman of the Board. The Corporate Secretary also will maintain copies of such materials for future reference by the Committee.

Stockholders may submit potential director candidates at any time pursuant to these procedures. The Committee will consider such candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Committee deems necessary or appropriate.

Criteria for Director Nominations

General criteria for the nomination of director candidates include experience and successful track record, integrity, skills, ability to make analytical inquiries, understanding of our business environment, and willingness to devote adequate time to director duties, and diversity (although no formal policy exists, considered along with the aforementioned factors), all in the context of the perceived needs of the Board at that time.

Pursuant to its charter, the Committee must review with the Board of Directors, at least annually, the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole. When assessing potential new directors, the Committee considers individuals from various and diverse backgrounds. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Committee believes that candidates should generally meet the following criteria:

•	Candidates should possess broad training, experience and a successful track record at senior policy-making levels in business, government, education, technology, accounting, law, consulting or administration;

•	Candidates should possess the highest personal and professional ethics, integrity and values. Candidates also should be committed to representing the long-term interests of the Company and all of its stockholders;

•	Candidates should have an inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision-making;

•	Candidates need to possess expertise that is useful to the Company and complementary to the background and experience of the other Board members; and

•	Candidates need to be willing to devote sufficient time to Board and committee activities and to enhance their knowledge of the Company’s business, operations and industry.

The Committee will consider candidates submitted by a variety of sources (including, without limit, incumbent directors, stockholders, Company management and third-party search firms) when filling vacancies and/or expanding the Board. If a vacancy arises or the Board decides to expand its membership, the Committee generally asks each director to submit a list of potential candidates for consideration. The Committee then evaluates each potential candidate’s educational background, employment history, and outside commitments and other relevant factors to determine whether he/she is potentially qualified to serve on the Board. When appropriate, the Committee also will consider potential nominees submitted by stockholders in accordance with the procedures described above. The Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board members or other sources.

After completing this process, the Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Committee Chair, or another director designated by the Committee Chair, will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with members of the Committee. All such interviews are held in person, and include only the candidates and the independent Committee members. Based upon interview results and appropriate background checks, the Committee then decides whether it will recommend the candidate’s nomination to the full Board.

The Committee believes this process will produce highly qualified, independent Board members. However, the Committee may choose, from time to time, to use additional resources (including independent third-party search firms) after determining that such resources could enhance a particular director search.

OWNERSHIP OF COMPANY SECURITIES

The following table sets forth information as of March 22, 2011 with respect to persons or entities who are known to beneficially own more than 5% of the Company’s outstanding Common Stock, each director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers as a group.

Beneficial Owners of More Than Five Percent, Directors and Management

	Amount and
	Nature
Name and Address	of Beneficial		Percent of
of Beneficial Owners	Ownership (1)(2)		Class (3)

BlackRock, Inc.(4)	6,872,162		7.55%
Chilton Investment Company, LLC(5)	6,287,262		6.90%
J. Joe Adorjan	34,153	(6)	*
Joseph W. Bean	71,509		*
Robert W. Bennett	89,302	(7)	*
B. R. Brown	34,591	(6)	*
Charles A. Ebetino, Jr.	122,299		*
Irl F. Engelhardt	444,766	(8)	*
Michael P. Johnson	16,479	(9)	*
Janiece M. Longoria	1,000		*
John E. Lushefski	23,153	(6)	*
Michael M. Scharf	25,153	(6)	*
Mark N. Schroeder	135,784		*
Robert O. Viets	31,818	(6)(10)	*
Richard M. Whiting	490,358		*
All Directors and Executive Officers as a group (13 people)	1,520,365		1.67%

(1)	Amounts shown for 5% owners are based on the latest available filings on Form 13G or other relevant filings made with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Includes shares of restricted stock that remain unvested as of March 22, 2011 as follows: Mr. Joseph W. Bean, 10,416 shares; Mr. Robert W. Bennett, 48,188 shares; Mr. Charles A. Ebetino, Jr., 32,694 shares; Mr. Mark N. Schroeder, 20,087 shares; and Mr. Richard M. Whiting, 60,724 shares.

(2)	Includes shares issuable pursuant to stock options exercisable within 60 days after March 22, 2011, as follows: Mr. Joseph W. Bean, 37,588; Mr. Robert W. Bennett, 4,238; Mr. Charles Ebetino, Jr., 55,037; Mr. Mark N. Schroeder, 57,542 shares; and Mr. Richard M. Whiting, 214,990 shares.

(3)	An asterisk (*) indicates that the applicable person beneficially owns less than one percent of the outstanding shares.

(4)	BlackRock, Inc., with an address at 40 East 52nd Street, New York, New York, has sole voting power with respect to 6,872,162 shares and sole power to dispose with respect to 6,872,162 shares. The information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 8, 2011, in which it reported sole voting and dispositive power as of December 31, 2010.

(5)	Chilton Investment Company, LLC, with an address at 1266 East Main St., 7th Floor, Stamford, CT 06902, has the sole power to vote or to direct the vote of 6,287,262 shares and the sole power to dispose or to direct the disposition of 6,287,262 shares. The information is based on a Schedule 13G/A filed with the SEC by Chilton Investment Company, LLC on February 14, 2011, in which it reported sole voting and dispositive power as of December 31, 2010.

(6)	Includes 13,685 shares of Common Stock represented by an equal number of Deferred Stock Units which were granted on each of January 30, 2009 and January 4, 2010 and vested on each of January 2, 2010 and January 4, 2011 respectively, but not yet distributed in accordance with the applicable reporting person’s election. The reporting person has the immediate right to receive such shares if the reporting person ceases to be a director of the Company due to death or disability or if a change of control occurs.

(7)	Includes 68 shares of Common Stock held in a custodial account.

(8)	Includes 17,180 shares of Common Stock held in Mr. Irl F. Engelhardt’s 401(k) plan; 1,480 shares of Common Stock held by Mr. Irl F. Engelhardt’s spouse.

(9)	Includes 15,579 shares of Common Stock represented by an equal number of Deferred Stock Units which were granted on each of July 24, 2008, January 30, 2009, and January 4, 2010 and vested on July 24, 2009, January 2, 2010 and January 4, 2011 respectively, but not yet distributed in accordance with the reporting person’s election. The reporting person has the immediate right to receive such shares if the reporting person ceases to be a director of the Company due to death or disability or if a change of control occurs.

(10)	Includes 820 shares of Common Stock held by Mr. Robert O. Viets’s spouse.

Section 16 (a) Beneficial Ownership Reporting Compliance

The Company’s executive officers and directors and persons beneficially holding more than ten percent of the Company’s Common Stock are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Company Common Stock with the SEC. The Company files these reports of ownership and changes in ownership on behalf of its executive officers and directors. To the best of the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2010, filings with the SEC and written representations from certain reporting persons that no additional reports were required, all required reports were timely filed, except that each of Messrs. Whiting, Ebetino and Bean inadvertently filed a late Form 4 on November 12, 2010 reporting shares withheld to satisfy tax liability upon the vesting of a stock award on November 1, 2010 and Mr. Ebetino inadvertently filed a late Form 4 on November 1, 2010 for restricted stock awarded by the Company on October 19, 2010.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview

This section of the Proxy Statement provides an overview of Patriot’s compensation philosophy, programs and executive pay practices. Some of the key topics addressed include the following:

•	Overall compensation philosophy and major program objectives;

•	Roles of the Compensation Committee and the Board of Directors in reviewing and approving executive compensation;

•	Detailed information regarding each element of Patriot’s executive compensation program and benchmarking methods used to ensure competitive pay practices;

•	Patriot’s efforts to align the interests of stockholders and executives through performance-based compensation programs, clawback policies, stock ownership guidelines and other programs; and

•	Other information deemed relevant to assist stockholders in evaluating the advisory resolutions on executive compensation set forth on pages 45-46 of this proxy statement.

As outlined below, the primary objectives of our compensation program are to attract, retain and motivate key executives to enhance long-term profitability and stockholder value. To achieve these objectives, we provide our executives with competitive, market-based compensation that emphasizes pay for performance. All of our executive compensation programs are reviewed and approved by the Compensation Committee of the Board of Directors, which is comprised entirely of independent Board members. In addition, our Compensation Committee reviews the competitiveness of the Company’s executive compensation programs and practices at least annually, with the assistance of an independent compensation consultant.

Key Considerations for 2010

In 2010, the Company performed well despite a challenging global economic environment and a myriad of new regulatory constraints and inconsistent enforcement activities affecting our industry. Our EBITDA for the year ended December 31, 2010 increased $31.1 million, or 28%, to $141.9 million as compared to $110.7 million for the corresponding period last year. We further strengthened our balance sheet, ending 2010 with just under $400 million of liquidity, including $193 million in cash compared to $27 million at December 31, 2009. 2010 was the safest year in our history, marking the fourth consecutive decline in our accident rate since becoming a public company in 2007. We believe this performance shows the value of our strategy of pursuing industry leading safety performance and stable operating results through this challenging period facing our business. Further, we believe that our performance-based executive compensation programs, as described in more detail below, provide incentives that are aligned with the best interests of our stockholders and have facilitated the Company’s performance.

Compensation Program Elements

The following summarizes certain key aspects of our compensation practices and philosophy, which are also described in more detail in this “Compensation Discussion and Analysis.”

•	Patriot’s Board of Directors and key executives believe in pay for performance, which is why nearly 80% of the CEO’s compensation and 70% of the compensation of our other key executives are linked to a combination of Patriot financial and other objectives, individual performance goals and stock price performance. The following elements comprise the total compensation awarded to our key executives: base salary, cash-based annual incentive awards, and equity-based long-term incentive awards, consisting of performance-based restricted stock units, restricted stock and stock options. The Board of Directors and key executives also believe it is important for a portion of each executive’s pay to be tied to the safety of our employees and our Company’s environmental stewardship.

•	The Compensation Committee establishes compensation at competitive levels, based on an analysis of compensation paid by our peer companies, in order to successfully attract and retain highly qualified executives with the leadership skills and experience necessary to achieve long-term success.

•	Our philosophy is to target total direct compensation (i.e., the combination of base salary and short-term and long-term incentives) at the 50th percentile of market for comparable positions and responsibilities, with an opportunity to earn higher levels based upon performance, as described in more detail below.

•	The cash-based annual incentive program is used to align Patriot’s annual objectives of performance against EBITDA, clean cost per ton, environmental and safety targets, as well as each key executive’s performance against individual objectives.

•	Equity-based awards are used to align executive actions with long-term management goals, providing rewards consistent with the creation of stockholder value. They also help retain executives over time and help executives meet their stock ownership guidelines. Our key executives are subject to stock ownership guidelines because the Board of Directors believes the key executives should acquire and retain a significant amount of Patriot stock to further align their interests with stockholders.

•	The Compensation Committee has established a clawback policy authorizing Patriot to recover cash bonuses paid to an executive officer if Patriot restates its financial results as a result of deliberate misconduct or fraud by such executive officer.

•	Our key executives do not receive special perquisites other than executive physical examinations and, with respect to Mr. Bennett, a company vehicle is provided due to travel required by his position and the mine locations to which he travels.

•	The Company has a limited number of employment agreements with only our most senior executives, all of which were entered into in connection with our October 2007 spin-off. These agreements are standard for our industry and contain important protections (e.g., non-compete and non-solicitation provisions) which we believe are appropriate for our business. These agreements also contain “double-trigger” provisions which, in the context of a change of control, only provide for severance payments if the covered executive is subsequently terminated without cause or terminates for good reason.

•	The Company maintains an insider trading policy to help ensure that our executives and other covered employees comply with applicable securities laws.

•	The Compensation Committee exercises discretion in determining compensation actions when necessary based on individual qualifications (e.g., experience, tenure, responsibility and performance), extraordinary changes in the economy, unusual events, or overall Patriot performance.

Executive Compensation Program Objectives

The objectives of Patriot’s executive compensation program are to attract, retain and motivate key executives to enhance long-term profitability and stockholder value.

In order to meet our objectives, we design our executive compensation program to:

•	Provide market-based competitive compensation based on the executive’s position and responsibilities in order to successfully attract and retain highly-qualified executives with the leadership skills and experience necessary for our long-term success;

•	Provide incentive compensation that places a strong emphasis on financial performance, with the flexibility to assess operational and individual performance; and

•	Provide an appropriate link between compensation and the creation of stockholder value through awards tied to our long-term performance and share price appreciation.

We also design our compensation programs to align incentives for executives with achievement of Patriot’s business strategies, including:

•	Maximizing operational excellence in the areas of safety, productivity, cost management and environmental stewardship;

•	Capitalizing on organic growth opportunities, as well as value-enhancing acquisitions and joint ventures; and

•	Maximizing profitability and customer satisfaction by taking advantage of our diverse products and sourcing capabilities.

With these objectives in mind, Patriot’s compensation structure for its executive officers is currently comprised of four key components: base salary; an annual incentive plan; long-term incentive compensation consisting of performance-based restricted stock units, restricted stock and stock options; and retirement and other benefits (each as described further below).

Patriot’s Compensation Committee regularly reviews the objectives, philosophy and implementation of our executive compensation program in light of changing market and business conditions and retains the flexibility to adjust them in order to better align compensation with the interests of Patriot and its stockholders.

Roles of the Compensation Committee & the Compensation Consultant

The Compensation Committee is comprised entirely of independent directors and is responsible for the review and approval of the compensation of the Company’s executive officers. The Compensation Committee has overall responsibility for monitoring the performance of the Company’s executives and evaluating and approving the Company’s executive compensation plans, policies and programs, including equity compensation, deferred compensation, perquisites, employment agreements, severance arrangements, retirement and other post-employment benefits and change-in-control benefits (in each case, as and when appropriate). In addition, the Compensation

Committee oversees the Company’s annual and long-term incentive plans and programs. For more information regarding the responsibilities of the Compensation Committee, see page 10 of this Proxy Statement.

With respect to the Chief Executive Officer, the Compensation Committee makes recommendations to the Board of Directors regarding the Chief Executive Officer’s compensation, including base salary, annual incentive and long-term incentive compensation and benefits, which recommendations are subject to the approval of the independent members of the Board of Directors. In addition, the Compensation Committee and the other independent members of the Board of Directors review and approve corporate goals and objectives relevant to such compensation and evaluate the Chief Executive Officer’s performance in light of those goals and objectives.

Under its charter, which can be found on the Company’s website (www.patriotcoal.com), Patriot’s Compensation Committee has the sole authority to engage the services of outside advisors, experts and others to assist the Compensation Committee in fulfilling its duties. The Compensation Committee engaged Towers Watson, referred to herein as the “Consultant,” during 2010 to provide compensation consulting advice to the Compensation Committee. The Consultant, which is independent and reports directly to the Compensation Committee, provided the committee with advice concerning the types and levels of compensation to be paid to the Chief Executive Officer and the other executive officers of Patriot, including market compensation data on base pay and annual and long-term incentives. In addition, the Consultant analyzed the mix of pay elements, reviewed executive employment agreements and examined and reported on share usage and dilution, incentive plan design and metrics, and current executive compensation and regulatory trends that were relevant to Patriot. With the approval of the Compensation Committee, the Consultant also provided certain healthcare consulting services to the Company in 2010.

Benchmarking Process

In reviewing and comparing Patriot’s executive compensation programs, the Compensation Committee selected relevant peer groups of other publicly held companies of similar size (based on revenues) and in similar industries against which to compare compensation levels, elements, mix and trends in order to ensure that Patriot’s programs are competitive. Two peer groups were developed to help assess the market. The primary peer group consisted of nine publicly-traded coal companies: Alpha Natural Resources, Inc., Arch Coal, Inc., CONSOL Energy, Inc., International Coal Group, Inc., James River Coal Company, Massey Energy Company, Peabody Energy Corporation (“Peabody”), Walter Energy, Inc. and Westmoreland Coal Company. In addition to this group of direct industry competitors, another peer group was developed and is comprised of similarly sized companies (based on revenues), each of which extracts minerals or gas from the ground and has U.S. operations. This peer group is referred to as the secondary peer group and is comprised of the following companies: Cimarex Energy Company, Cleveland Cliffs, Inc., Compass Minerals International, Inc., Crosstex Energy, Inc., Martin Marietta Materials, Inc., Minerals Technologies, Inc., Newfield Exploration Company and Vulcan Materials Company.

For purposes of reviewing the competitiveness of Patriot’s executive compensation program, the Compensation Committee used a combination of proxy data from the above peer groups and survey data to determine the competitive market range of compensation for each executive officer. Because talent for certain key roles at Patriot can be acquired from a broader spectrum of companies, use of surveys was also considered appropriate. The surveys included the U.S. Mercer Benchmark Database Executive Survey Report, the Towers Watson Data Services Survey Report on Top Management Compensation, and the Towers Watson U.S. Compensation General Industry Executive Database. The data from the published surveys was increased by 3.0% from the published date of the surveys to the various subsequent dates when the Compensation Committee reviewed the data, reflecting the Consultant’s estimate of the expected pay increases in 2010 for executives in the energy industry, based on a compilation of major merit increase surveys.

The survey data, consisting of both mining/energy and general industry data for companies of comparable expected revenue size to Patriot, was examined in conjunction with the proxy data from both the primary and secondary peer groups, with the primary peer group being the principal reference point. The secondary peer group data was used to validate data from the primary peer group when the number of position matches was low. This analysis was done for base salary, total cash compensation (base salary and annual incentives) and total direct compensation (base salary, annual incentives, and long-term incentives). The competitive data was reviewed against both the 50th and 75th percentiles. While the Compensation Committee takes market data into account in its determinations, it does not apply such data rigidly. Rather, it uses market data as one of several tools to reach compensation levels it considers to be appropriate, along with other factors such as experience, tenure, responsibility and performance. The Compensation Committee also takes into account the expanded roles and responsibilities that are required for leadership positions in a relatively young public company.

In establishing 2010 compensation for the executive officers included in the 2010 Summary Compensation Table on page 31 (the “named executive officers”), the Compensation Committee reviewed the following information for each named executive officer:

•	Each individual element of direct compensation;

•	Total direct compensation, which includes base salary and annual and long-term incentive opportunity levels;

•	Total equity awards granted since starting with Patriot and the current value of such awards;

•	The total number of shares of Patriot stock owned and the current value of such stock; and

•	The total value of termination payments potentially payable to each named executive officer in the case of voluntary resignation, involuntary termination for cause, involuntary termination without cause, involuntary termination without cause after a change of control, death, disability and retirement.

The Compensation Committee used this compensation data to understand the elements and amounts of compensation paid to each named executive officer. The equity award and stock ownership information were used to understand the amount of equity awarded to the named executive officer, the current value of such equity awards and the progress toward achieving compliance with Patriot’s stock ownership guidelines. Overall, the Compensation Committee determined that Patriot’s executive compensation programs, as structured, are consistent with the Compensation Committee’s objectives.

Employment Agreements

In connection with the spin-off from the Company’s former parent, on October 31, 2007, Patriot entered into employment agreements (“Employment Agreements”) with each of Messrs. Whiting, Schroeder, Ebetino and Bean, our named executive officers employed by Patriot at that time. The terms of those agreements were structured to attract and retain persons believed to be key to Patriot’s success and to be competitive with compensation practices for executives in similar positions at companies of similar size and complexity. In addition, when the Company acquired Magnum on July 23, 2008, Mr. Paul H. Vining entered into an employment agreement with Patriot. Mr. Vining resigned from the Company effective September 24, 2010. Pursuant to the terms of his employment agreement, Mr. Vining forfeited all outstanding unvested equity awards and was not paid any severance. For more information regarding the terms of these agreements, see the “Potential Payments Upon Termination or Change of Control” section in this Proxy Statement.

Annual Base Salary

Base salary represents the major fixed component of compensation for the named executive officers. In January 2010, the Compensation Committee approved an increase effective April 1, 2010 of the base salaries of each named executive officer as follows: Mr Whiting from $750,000 to $772,500; Mr. Vining from $600,000 to $618,000; Mr. Schroeder from $450,000 to $463,500; Mr. Ebetino from $400,000 to $425,000; Mr. Bean from $350,000 to $360,500; and Mr. Bennett from $330,000 to $340,000; In August, upon his promotion to Senior Vice President & Chief Operating Officer, Mr. Ebetino’s salary was increased to $525,000. In December, Mr. Bennett’s salary was increased to $385,000 to reflect increased responsibilities following Mr. Vining’s resignation. None of the executives (other than Mr. Schroeder and Mr. Bean) had received salary increases in 2009, and the April 2010 increases of 3% per executive (except for Mr. Ebetino’s 6.25% increase) were consistent with those provided the rest of the Patriot workforce.

Patriot’s Compensation Committee will continue to review the base salaries of the named executive officers at least annually and may adjust such salaries to ensure that they are competitive with those of peer executives at the peer companies. Any further salary increases may also be based on factors such as assessment of individual performance, experience, promotions and changes in level of responsibility.

Annual Incentive Plan

Patriot’s named executive officers and other designated key employees participate in an annual incentive compensation plan. In general, our annual incentive plan provides opportunities for such executives and employees to earn annual cash incentive payments tied to the successful achievement of pre-established company and individual objectives that support our business strategy.

Named executive officers are assigned threshold, target and maximum incentive payouts. If Patriot’s performance as measured against specified financial, safety and environmental objectives does not meet the threshold level established by the Compensation Committee, no incentive bonus is earned with respect to those objectives. The incentive bonus that can be earned equals 50% of the target payout at threshold levels and is capped at 200% of the target payout for performance at or above maximum levels.. Under the plan, the target payouts for the named executive officers were established through an analysis of compensation for comparable positions at our peer companies, in order to provide a competitive level of compensation when participants, including the named executive officers, achieve their performance objectives with respect to Patriot’s performance.

2010 Annual Incentive Measures and Payouts

For 2010, the annual incentive plan metrics were comprised of earnings before interest, taxes, depreciation, and amortization or EBITDA (40% of the award), clean cost per ton (10% of the award), safety performance (5% of the award), environmental (5% of the award) and individual objectives (40% of the award). The EBITDA portion of the award was based on achieving certain levels of EBITDA (see chart below). The clean cost per ton portion of the award was based on actual costs compared to budgeted costs, weighted 75% for Appalachia and 25% for the Illinois Basin. The safety portion of the award was based on achievement of a budgeted safety incidence rate, set at a level which required a 5% improvement versus the Company’s 2009 safety performance in order to earn the targeted payout. The environmental portion of the award was based on the Company’s overall environmental incidence rate under SMCRA, expressed in terms of violations per inspection day (VPID).

Annual incentive awards for 2010 were earned based on achievement of maximum performance levels for EBITDA and environmental metrics and partial achievement of the safety metric. Neither clean cost per ton goals were met. See the Non-Equity Incentive Plan Compensation column of the 2010 Summary Compensation table on page 31 in this Proxy Statement for the total bonus payment. The charts below set forth the percentage of each component earned (excluding individual performance, which is discussed separately below).

The threshold, target and maximum performance levels for each metric under the 2010 annual incentive plan, as well as 2010 actual results, were as follows:

				2010	Achievement vs.
	Threshold	Target	Maximum	Actual	Target(1)

EBITDA ($ in Millions)	$81.9	$102.4	$140.0	$141.9	Max
Clean Cost per Ton (Appalachia)	$57.09	$51.90	$46.71	$58.66	0%
Clean Cost per Ton (Illinois Basin)	$37.29	$33.90	$30.51	$38.87	0%
Environmental (VPID)	0.030	0.0250	0.020	0.013	Max
Safety	3.61	3.44	3.27	3.53	73.5%

(1)	The incentive earned percentage is interpolated for actual results between threshold and target, and between target and maximum.

Factors considered in determining the amount of the individual objectives portion of the award for each named executive officer related primarily to achievement of functional goals established at the beginning of year. Individual objectives varied significantly by functional area, and the emphasis on and importance of the goals varied among each named executive officer. Performance against these individual objectives was assessed by Patriot’s Compensation Committee in December 2010 and January 2011. In determining the individual objectives portion of the award for 2010, Patriot’s Chief Executive Officer made recommendations to the Compensation Committee for the other named executive officers, but final determinations were made by the Compensation Committee in its discretion.

In Mr. Ebetino’s case, the Compensation Committee considered the following key factors in determining the individual objectives portion of his 2010 annual incentive: increasing joint venture EBITDA contributions and initial dividends; increasing EBITDA through enhanced utilization of facilities, sale or monetization of coal resources and surface properties; acquiring additional coal resources, surface lands, and real property rights; and improving safety. In Mr. Schroeder’s case, the following key factors were considered: completion of a $125 million accounts receivable securitization program, as well as substantially reducing the Company’s letter of credit balance; increasing capacity under the Company’s revolving credit facility to enhance liquidity and completion of $250 million bond offering; leadership in managing and optimizing material and cost supply reductions; and leadership and decision-making abilities related to banking relationships, capital market activities, capital and purchasing decisions, legacy liabilities and customer issues. In Mr. Bean’s case, the following key factors were considered: development and execution of effective legal strategies to support favorable commercial settlements and capital restructuring efforts; implementation of improvements in human resources, benefits administration, and succession planning processes throughout the organization; overseeing all governance matters and improving the Company’s cost structure regarding retiree healthcare costs and pension liabilities. In Mr. Bennett’s case, the following key factors were considered: realized sales per ton exceeding budget; additional revenue obtained through brokerage and trading activities; expansion of sales of metallurgical products; optimization of shipments, quality and blending to maximize coal recovery; and assistance to operations in lowering overall mining costs. Mr. Vining was not awarded any bonus under the 2010 annual incentive plan because he resigned from the Company prior to year-end.

Patriot’s Compensation Committee, together with the other independent members of the Board of Directors, determined and approved in January 2011 the individual objectives portion of the Chief Executive Officer’s 2010 incentive award for the year ending December 31, 2010. In determining the Chief Executive Officer’s 2010 incentive, the Compensation Committee and Board considered the following key factors: improvement in compliance and operating results through better planning, engineering and management changes; strengthening of the Company’s finances through the $125 million accounts receivable securitization program, extending the revolving credit facility and overseeing $250 million bond offering with maturity in 2018; assumption of additional responsibilities as President following Mr. Vining’s resignation; serving as the company’s principal liaison with state and federal government officials, as well as the investment community; advancing the interests of the company, its employees and stockholders; responsibility for all M&A decisions, including whether or not to pursue a particular transaction; and ensuring that a top-to-bottom succession planning project was conducted for the company to identify future requirements for leadership and labor and to evaluate current employees and their potential.

The named executive officers’ threshold, target and maximum incentive opportunities and payouts, as a percent of their salaries, based on achievement of relevant Patriot performance objectives, were as follows for 2010:

					Maximum
	Target Payout as	Payout Range as	Base Salary	Target Award	Award	Actual Award	Actual Award
Name	a% of Salary	a% of Salary	($)	($)	($)	($)	as a% of Salary

Richard M. Whiting	100%	0-200%	772,500	772,500	1,545,000	1,187,151	154%
Paul H. Vining	100%	0-175%	618,000	618,000	1,081,500	0	0%
Mark N. Schroeder	80%	0-140%	463,500	370,800	648,900	565,197	122%
Charles A. Ebetino, Jr.*	80%	0-140%	525,000	273,000	477,750	416,124	79%
	100%	0-175%	525,000	183,750	321,563	280,084	53%
Joseph W. Bean	80%	0-140%	360,500	288,400	504,700	428,062	119%
Robert W. Bennett	80%	0-140%	385,000	308,000	539,000	469,474	122%

*	2010 incentive award pro-rated based on promotion date of August 24, 2010.

Clawback Policy

On January 27, 2010, the Compensation Committee adopted a policy authorizing Patriot to recover cash bonuses paid to executive officers under certain circumstances. The policy provides that if Patriot restates its financial results under the securities laws as a result of deliberate misconduct or fraud by an executive officer, then to the extent permitted under applicable law Patriot will be entitled to recover any cash bonus paid to that executive officer that (i) was paid in the 12 months prior to the first filing of the restated financial measures, and (ii) was higher than it would have been had the original financial statements not been affected by the misconduct or fraud. The policy authorizes the Board of Directors to exercise its business judgment to determine the appropriate amount and most cost-effective method of any such recovery, including direct repayment of the cash bonus by the executive officer, or an offset against other amounts owed to or to be paid the executive officer by Patriot.

Long-Term Incentives

In 2007, in connection with the spin-off of the Company, Patriot’s Board of Directors adopted Patriot’s long-term incentive plan, which was approved by Patriot’s sole stockholder. In 2009, the Company’s stockholders approved the long-term incentive plan. Awards under the long-term incentive plan provide opportunities for the named executive officers and other key employees to earn payments based upon successful achievement of pre-established long-term (i.e., greater than one-year) objectives, increase in Patriot’s stock price, continued service with Patriot or any combination of these factors.

Extended Long-Term Incentive Awards

At the time of the spin-off, a one-time long-term incentive award (the “Extended Long-Term Incentive Award”) intended to promote long-term employee retention and achievement of certain financial objectives was made to the named executive officers employed by Patriot at the time, as well as other key employees. Upon joining the company in July 2008, Messrs. Vining and Bennett each received an Extended Long-Term Incentive Award subject to the same terms and conditions as the awards made to the other named executive officers at the time of the spin-off. Other than on death, disability or a change of control of Patriot, the service-based component of the Extended Long-Term Incentive Awards will not vest prior to November 1, 2012. In addition, the performance-based component of the Extended Long-Term Incentive Awards vests only if certain performance metrics are achieved, otherwise they are forfeited. The performance-based component of the Extended Long-Term Incentive Awards is forfeited in the event of termination of employment for any reason prior to vesting. These vesting schedules were designed to reinforce the recipients’ long-term commitment to Patriot as a stand-alone public company.

The purposes of the Extended Long-Term Incentive Awards were to:

•	Build commitment to Patriot and promote retention during the transition period following the spin-off;

•	Align executive and stockholder interests, and make a substantial portion of each executive’s compensation directly contingent on future stock price appreciation; and

•	Complement the other components of our compensation program and provide competitive total compensation opportunities.

Annual Long-Term Incentive Awards

Through Patriot’s annual awards, a competitive long-term incentive opportunity is available to each of our named executive officers and certain other key employees. Subject to the terms of employment agreements with key executives, the timing, form and amount of such annual awards are determined by Patriot’s Compensation Committee and, with respect to the Chief Executive Officer, the independent members of the Board of Directors.

The named executive officers receive annual long-term incentive awards with a value at least equal to the percentage of their base salaries set forth below:

As a%
Name	of Salary

Richard M. Whiting	250%
Paul H. Vining	200%
Mark N. Schroeder	150%
Charles A. Ebetino, Jr.*	175%
Joseph W. Bean	100%
Robert W. Bennett	100%

*	Long-term incentive award opportunity increased from 120% to 175% upon his August 24, 2010 promotion to Senior Vice President and Chief Operating Officer.

In order to maintain the emphasis on performance-based pay, the Compensation Committee, as it has done in prior years, adopted a portfolio, performance-oriented approach when granting 2010 annual long-term incentive awards to the named executive officers. On January 4, 2010, each named executive officer received an annual equity award comprised of 33 1/3 percent non-qualified stock options, 33 1/3 percent restricted stock and 33 1/3 percent performance-based restricted stock units. (See also the discussion below under “Policy on Grant of Equity-Based Compensation”.) The restricted stock and stock options are scheduled to vest in three equal installments on each of January 4 of 2011, 2012 and 2013. The restricted stock units will vest based on the Company achieving specified levels of total stockholder return (“TSR”) compared to the primary peer group (as constituted on January 4, 2010), during a three-year performance period ending December 31, 2012, as shown in the following table:

	Company Performance Relative
Target Performance Threshold	to Peer Companies	TSR Multiplier*

Above Maximum Performance Percentile	Above 75th Percentile	2.0
Maximum Performance Percentile	75th Percentile	2.0
Target Performance	55th Percentile	1.0
Threshold Performance	35th Percentile	0.5
Below Maximum Performance Percentile	Below 35th Percentile	0.0

*	The TSR Multiplier is used to determine the actual number of shares the executive receives upon vesting. For example, if the TSR Multiplier is 2.0, upon vesting the executive will receive 2 times the amount of the target award. The TSR Multiplier between threshold performance and target performance and target performance and maximum performance will be interpolated on a straight-line basis.

Notwithstanding the foregoing,

(i) If a change of control occurs prior to December 31 , 2012, then the TSR Multiplier shall be no less than one, without regard to the TSR of the Company relative to the TSR of the peer companies;

(ii) If TSR of the Company is greater than 25% per year compounded annually, then the TSR Multiplier shall be no less than one, without regard to the TSR of the Company relative to the TSR of the peer companies; and

(iii) If TSR of the Company is negative, then the TSR Multiplier shall be one if the TSR of the Company relative to the TSR of the peer companies is at or above the 55th percentile, otherwise the TSR Multiplier shall be zero.

Each type of award promotes executive retention, aligns executive and stockholder interest, provides executives with stock ownership in Patriot, and motivates executives to increase the price of Patriot’s shares. As a result of Mr. Ebetino’s promotion, he received an additional long-term incentive award in October 2010 comprised of restricted shares with a three year ratable vesting schedule. This award represents the difference between his current and previous LTIP opportunities, pro-rated to reflect four months of service in 2010 as Chief

Operating Officer. These equity awards are subject to accelerated vesting in the event of death, disability, change of control or other circumstances as described in footnotes 2 and 4 on page 32 this Proxy Statement.

Each of the awards made to Mr. Vining in 2010, as well as all other unvested awards from prior years, were forfeited upon his resignation.

Retirement Benefits

Defined Contribution Plan

Patriot maintains a tax-qualified defined contribution retirement plan (“401(k) Plan”) for its employees. Named executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed by or paid to executives under the plans.

Excess Defined Contribution Retirement Plan

The Company maintains a nontax-qualified excess defined contribution plan (“Supplemental 401(k) Plan”) that provides retirement benefits to executives (including the named executive officers) whose pay exceeds legislative limits for qualified benefit plans.

Other Benefits Provided by the Company

The executive officers receive only the same health and welfare and fringe benefits as all other salaried employees of Patriot.

Perquisites

Patriot does not provide any perquisites in excess of $10,000 per year to any of its named executive officers or other senior executives.

Policy on Grant of Equity-Based Compensation

In January 2008, the Compensation Committee approved a general policy for granting equity-based compensation (“Regular Grant Policy”), which policy was subject to modification from time to time as deemed appropriate by the Compensation Committee. The Compensation Committee makes grants of equity-based compensation to attract, motivate, compensate and retain executives and other key employees and to align their interests with the interests of stockholders. The timing of grants of equity-based compensation is designed to achieve these purposes. The following describes the regular process for making grants, as set forth in the Regular Grant Policy.

At the regularly scheduled meeting of the Compensation Committee of the Board of Directors to be held in December of each year, the Compensation Committee will review the performance of the Company and senior management during the fiscal year. Based upon that review and such other factors as the Compensation Committee determines are relevant, including the recommendations of the Compensation Committee’s Consultant, the Compensation Committee will grant equity-based compensation to senior management by approving either (i) the terms of specific grants or (ii) a specific formula for determination of the terms of the grants. Under the Regular Grant Policy, such grants will be made effective the first business day in January of the following year and may be determined based on the closing price of the Company’s Common Stock as reported on the New York Stock Exchange (or the principal stock exchange or market on which the Common Stock is then traded) on such day or the last preceding day on which a sale was reported (the “fair market value”). The Compensation Committee evaluates the above policy from time to time and retains the flexibility to deviate from the policy in order to respond to changing market conditions or other considerations

The Compensation Committee approves all grants of equity-based compensation to eligible newly-hired or promoted employees, or made under or in connection with retention agreements or for other valid business purposes. Such grants must be approved at a regular or special meeting of the Compensation Committee that occurs on or prior to the date on which the award is considered to be granted.

All stock options must be granted at an option price not less than the fair market value of the stock on the grant date. The grant date of any award is the date of the meeting of the Compensation Committee approving the grant or, if so approved by the Compensation Committee and reflected in the minutes of such meeting, any later date the Compensation Committee approves.

Stock Ownership Guidelines

Patriot’s management and the Board of Directors believe the Company’s executives should acquire and retain a significant amount of Patriot stock in order to further align their interests with those of stockholders.

Under the Company’s stock ownership guidelines, the Chief Executive Officer is encouraged to acquire and retain Patriot stock having a value equal to at least five times his or her base salary. Other named executive officers are encouraged to acquire and retain Patriot stock having a value equal to at least three times their base salary. All such executives are encouraged to meet these ownership levels within five years after assuming their executive positions.

The following table summarizes the named executive officers’ ownership of Patriot stock as of February 11, 2011.

Named Executive Officer Stock Ownership

			Ownership
	Share	Share	Guidelines,		Ownership
	Ownership	Ownership	Relative to		Relative to
Name	(#)(1)	($)(2)	Base Salary		Base Salary

Richard M. Whiting	434,040	10,686,065	5	x	13.8	x
Paul H. Vining(3)	0	0	3	x	0.0	x
Mark N. Schroeder	125,743	3,095,793	3	x	6.7	x
Charles A. Ebetino, Jr.	114,762	2,825,440	3	x	5.4	x
Joseph W. Bean	60,689	1,494,163	3	x	4.1	x
Robert W. Bennett	105,711	2,602,605	3	x	6.8	x

(1)	Includes shares acquired as a result of Peabody’s spin-off of Patriot through a stock dividend; through the open market; through Patriot’s Employee Stock Purchase Plan and 401(k) Plan; shares underlying outstanding time-vested restricted stock and unit awards, including under the Extended Long-Term Incentive Award; and, in Mr. Bennett’s case, shares acquired pursuant to the Magnum acquisition.

(2)	Calculated based on the Company’s closing market price per share of $24.62 on February 11, 2011.

(3)	As of February 11, 2011, Mr. Vining is no longer a stockholder.

Deductibility of Compensation Expenses

Pursuant to Internal Revenue Code Section 162(m), compensation paid to named executive officers in excess of $1 million is not tax deductible, except to the extent such excess constitutes performance-based compensation. One requirement for establishing performance-based compensation under Section 162(m) is that the compensation plans be approved by stockholders. At the 2009 stockholders’ meeting, the Company’s stockholders approved both the annual incentive plan and the long-term incentive plan. The Compensation Committee carefully considers the impact of Section 162(m) when establishing incentive compensation plans and making awards, and the Compensation Committee considers its primary goal to design compensation strategies that further the economic interests of the Company and its stockholders. In certain cases, the Compensation Committee may determine that the amount of tax deductions lost is insignificant when compared to the potential opportunity a compensation program provides for creating stockholder value. The Compensation Committee therefore retains the ability to evaluate the performance of the Company’s executive officers and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Company’s disclosures under “Compensation Discussion and Analysis,” beginning on page 19 of this Proxy Statement.

Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

MEMBERS OF THE COMPENSATION COMMITTEE:

MICHAEL P. JOHNSON, CHAIR
J. JOE ADORJAN
B. R. BROWN
ROBERT O. VIETS

2010 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to the Chief Executive Officer, the Chief Financial Officer and the four other most highly compensated executive officers (where required) for their service to the Company for the period January 1, 2010 through December 31, 2010 and for the two preceding fiscal years.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(3)	($)(4)(5)	($)(4)	($)(6)	($)(7)	($)

Richard M. Whiting	2010	766,875	—	1,593,201	695,806	1,187,151	86,738	4,329,770
President & Chief	2009	750,000	—	1,071,099	713,111	585,000	22,500	3,141,710
Executive Officer	2008	725,000	—	—	—	360,000	50,278	1,135,278

Paul H. Vining(1)(2)	2010	459,000	500,000	1,019,636	445,310	0	10,200	2,434,146
President & Chief	2009	600,000	500,000	685,505	456,392	410,100	14,700	2,666,697
Operating Officer

Mark N. Schroeder	2010	459,750	—	573,565	250,496	565,197	52,043	1,901,050
Senior Vice President &	2009	400,000	—	274,202	182,557	256,860	12,000	1,125,619
Chief Financial Officer	2008	387,500	—	0	0	169,400	26,284	583,184

Charles A. Ebetino, Jr.	2010	452,083	—	554,110	178,136	696,208	55,763	1,936,300
Senior Vice President &	2009	400,000	—	274,202	182,557	218,720	12,923	1,088,402
Chief Operating Officer	2008	387,500	—	0	0	169,400	26,676	583,576

Joseph W. Bean	2010	357,875	—	297,410	129,889	428,062	40,478	1,253,714
Senior Vice President –	2009	345,833	—	185,661	123,609	191,380	10,250	856,733
Law & Administration	2008	300,000	—	0	0	112,003	20,407	432,410

Robert W. Bennett(1)	2010	339,375	—	280,388	122,455	469,474	31,525	1,243,217
Senior Vice President &
Chief Marketing Officer

(1)	Messrs. Vining and Bennett commenced employment with Patriot effective with the July 23, 2008 Magnum acquisition. Mr. Bennett was not a named executive officer in 2008 and 2009.

(2)	Mr. Vining resigned from the Company effective September 24, 2010. His salary for 2010 represents the compensation he received until his resignation. All unvested stock and option awards were forfeited upon his resignation.

(3)	Under Mr Vining’s employment agreement, he was entitled to a retention award equal to $1,000,000 (one-half of the award was paid on July 23, 2009 and one-half of the award was paid on July 23, 2010).

(4)	Long-term incentive awards to the named executive officers consist of restricted stock and restricted stock units (reflected in the “Stock Awards” column above) and stock options (reflected in the “Option Awards” column above). The value of stock awards and option awards shown above is the aggregate grant date fair value in accordance with FASB ASC Topic 718. See also the Grants of Plan-Based Awards in 2010 Table on page 32 of this Proxy Statement. A discussion of the relevant fair value assumptions for awards granted in 2010 is set forth in Note 28 of the Company’s consolidated financial statements on pages F-42 through F-44 of the Annual Report on Form 10-K for the year ended December 31, 2010 and for awards granted in prior years in the corresponding note to the Company’s consolidated financial statements in the Annual Report on Form 10-K for such years. The Company cautions that the amount ultimately realized by the named executive officers from the stock and option awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations and the timing of option exercises and stock sales.

(5)	The stock awards for 2009 and 2010 were performance-based and are at their maximum value.

(6)	The material terms of these awards for 2010 are described under the caption “2010 Annual Incentive Measures and Payouts” in the Compensation Discussion and Analysis section on page 24 of this Proxy Statement.

(7)	Amounts included in this column represent annual 401(k) matching and performance contributions made under the Company’s 401(k) Retirement Plan and Supplemental 401(k) Retirement Plan. No performance contributions were awarded in 2008 and 2009. In 2010, a 6% performance contribution was earned under these plans, as described in more detail under the caption “Non-Qualified Deferred Compensation” on page 36 of this Proxy Statement. In 2010, the performance contributions earned were as follows: Mr. Whiting, $46,350; Mr. Vining, $0; Mr. Schroeder, $27,810; Mr. Ebetino, $31,500; Mr. Bean, $21,630; and Mr. Bennett, $23,100.

GRANTS OF PLAN-BASED AWARDS IN 2010

The following table sets forth information concerning the grant of awards to each of the Company’s named executive officers for the period January 1, 2010 through December 31, 2010.

									All Other		All Other
								Equity	Stock		Option	Exercise
								Incentive	Awards:	All Other	Awards:	or Base	Option
		Estimated Possible Payouts						Plan	Number of	Stock	Number of	Price of	Awards:
		Under Non-Equity Incentive			Estimated Future Payouts Under			Awards:	Shares of	Awards:	Securities	Option	Grant
		Plan Awards(1)			Equity Incentive Plan Awards(2)			Grant Date	Stock or	Grant Date	Underlying	Awards	Date Fair
		Threshold	Target	Maximum	Threshold	Target	Maximum	Fair Value	Units	Fair Value	Options	($/Sh)	Value
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	($)(3)	(#)(4)	($)(3)	(#)(4)	(3)(5)	($)(3)

Richard M. Whiting	1/4/2010	386,250	772,500	1,545,000	18,064	36,127	72,254	968,204	36,127	624,997	72,254	17.30	695,806

Paul H. Vining	1/4/2010	309,000	618,000	1,081,500	11,561	23,121	46,242	619,643	23,121	399,993	46,242	17.30	445,310

Mark N. Schroeder	1/4/2010	185,400	370,800	648,900	6,503	13,006	26,012	348,561	13,006	225,004	26,012	17.30	250,496

Charles A. Ebetino, Jr.	1/4/2010	262,500	525,000	918,750	4,625	9,249	18,498	247,873	9,249	160,008	18,498	17.30	178,136
	10/19/2010								11,442	146,229

Joseph W. Bean	1/4/2010	144,200	288,400	504,700	3,372	6,744	13,488	180,739	6,744	116,671	13,488	17.30	129,889

Robert W. Bennett	1/4/2010	154,000	308,000	539,000	3,179	6,358	12,716	170,394	6,358	109,993	12,716	17.30	122,455

(1)	Represents annual incentive award opportunities under Patriot’s Annual Management Incentive Plan. The threshold amounts shown in the table assume threshold levels of performance are achieved for each performance measure. Under the plan, payments for threshold performance equal 50% of targeted incentive amounts. Payments under the plan are capped at 200% of targeted incentive amounts for performance at or above maximum levels. For additional details, see “2010 Annual Incentive Measures and Payouts” on page 24 of this Proxy Statement.

(2)	The performance-based restricted stock unit awards included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column above relate to the units that may be earned based on achieving specified levels of total stockholder return (“TSR”) compared to the peer group, during a three-year performance period ending December 31, 2012. The relative peer group is discussed on page 22 of this Proxy Statement. The restricted stock units will vest 100% on December 31, 2012 or earlier if the named executive officer terminates employment with the Company because of death or disability, or if a change of control occurs. Upon termination of employment by the Company without cause or by the named executive for good reason, the named executive will be entitled to receive a pro rata portion of the award at the end of the original performance period, contingent upon the actual achievement of the performance goals. The pro rata portion would be determined by a fraction, the numerator of which is the number of days of employment from January 1, 2010 through the date of the termination of employment, and the denominator of which is 1,095. This pro-rata award earned would be payable at the same time as the other executives’ awards.

(3)	The value of restricted stock awards, option awards and performance-based restricted stock unit awards is the aggregate grant date fair value determined under FASB ASC Topic 718 for financial statement reporting purposes. A discussion of the relevant fair value assumptions is set forth in Note 28 of the Company’s consolidated financial statements on pages F-42 through F-44 of the Annual Report on Form 10-K for the year ended December 31, 2010. The Company cautions that the amount ultimately realized by the named executive officers from the stock, unit and option awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations and the timing of option exercises and stock sales.

(4)	The restricted stock and stock options granted on January 4, 2010, will vest in three equal installments on each of January 4 of 2011, 2012 and 2013, and the restricted stock granted to Mr. Ebetino on October 19, 2010 will vest in three equal installments on each of October 19 of 2011, 2012 and 2013. The stock will vest earlier if the named executive officer terminates employment with the Company because of death or disability, or if a change of control occurs. Upon termination of employment by the Company without cause or by the named executive for good reason, the restricted stock and stock options will vest with respect to the percentage of shares of Common Stock that would have otherwise vested on the next vesting date.

(5)	The exercise price for all options is equal to the closing market price per share of the Common Stock on the grant date.

The Company has entered into employment agreements with certain of the named executive officers. Pursuant to the terms of those agreements, the named executive officers who have entered into employment agreements are entitled to receive specified levels of base salary, annual incentive opportunities and long-term incentive opportunities. The compensation levels for each such officer as of December 31, 2010 are shown under the captions “Annual Base Salary,” “Annual Incentive Plan” and “Annual Long-Term Incentive Awards” on pages 23, 24 and 26, this Proxy Statement. Other terms of the employment agreements are described under the caption “Potential Payments Upon Termination or Change of Control” on pages 37 through 41 of this Proxy Statement.

Pursuant to a letter agreement entered into with certain former Magnum stockholders, Mr. Vining was entitled to receive specified portions of Patriot Common Stock that such stockholders received as a result of Patriot’s acquisition of Magnum. The agreement provided for the relevant stockholders to deliver to Mr. Vining, within ten days of January 22, 2010, shares of Patriot Common Stock with a value, determined at that time, of $3,000,000. In accordance with the agreement, such shares were delivered to Mr. Vining by the relevant stockholders in January 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table sets forth detail about the outstanding equity awards for each of the named executive officers as of December 31, 2010. The Company cautions that the amount ultimately realized by the named executive officers from the outstanding equity awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations and the timing of exercises and sales.

Unexercisable options and unvested restricted shares or time-based restricted stock units reflected in the table below would vest in full upon death, disability or change of control of the Company. Except as noted in footnotes 10, 13 and 15 below, all unexercisable options and unvested restricted shares or time-based restricted stock units reflected in the table below are subject to forfeiture by the holder if the holder terminates employment for any reason other than death or disability. Except as noted in footnote 12 and 14 below, unvested performance-based restricted stock units are subject to forfeiture by the holder if the holder terminates employment for any reason.

										Equity
										Incentive Plan
										Awards:		Equity Incentive
										Number of		Plan Awards:
	Number of		Number of							Unearned		Market or Payout
	Securities		Securities							Shares, Units		Value of
	Underlying		Underlying				Number of Shares		Market Value of	or Other		Unearned Shares,
	Unexercised		Unexercised		Option		or Units of Stock		Shares or Units of	Rights That		Units or Other
	Options		Options		Exercise	Option	That Have Not		Stock That Have	Have Not		Rights That Have
	(#)		(#)		Price	Expiration	Vested		Not Vested	Vested		Not Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($)(1)	(#)		($)(1)

Richard M. Whiting										238,002	(2)	4,610,099	(3)
										143,195	(12)	2,773,687
										36,127	(14)	699,780
							158,668	(5)	3,073,399
							36,127	(13)	699,780
			372,850	(4)	18.75	11/1/2017
	95,454	(10)	190,936	(10)	5.13	1/2/2019
			72,254	(13)	17.30	1/4/2020

Total	95,454		636,040				194,795		3,773,179	417,324		8,083,566

Paul H. Vining(16)
			0				0		0	0		0

Total			0				0		0	0		0

Mark N. Schroeder										71,250	(2)	1,380,113	(3)
										36,658	(12)	710,065
										13,006	(14)	251,926
							47,500	(5)	920,075
							13,006	(13)	251,926
			111,620	(4)	18.75	11/1/2017
	24,436	(10)	48,880	(10)	5.13	1/2/2019
			26,012	(13)	17.30	1/4/2020

Total	24,436		186,512				60,506		1,172,001	120,914		2,342,104

Charles A. Ebetino, Jr.										71,250	(2)	1,380,113	(3)
										36,658	(12)	710,065
										9,249	(14)	179,153
							47,500	(5)	920,075
							9,249	(13)	179,153
			111,620	(4)	18.75	11/1/2017	11,442	(15)
	24,436	(10)	48,880	(10)	5.13	1/2/2019
			18,498	(13)	17.30	1/4/2020

Total	24,436		178,998				68,191		1,099,228	117,157		2,269,331

Joseph W. Bean										40,152	(2)	777,744	(3)
										24,821	(12)	480,783
										6,744	(14)	130,631
							26,768	(5)	518,496
							6,744	(13)	130,631
			62,900	(4)	18.75	11/1/2017
	16,546	(10)	33,096	(10)	5.13	1/2/2019
			13,488	(13)	17.30	1/4/2020

Total	16,546		109,484				33,512		649,127	71,717		1,389,158

Robert W. Bennett										11,360	(2)	220,043	(3)
										6,358	(14)	123,154
							3,786	(7)	73,335
							7,574	(8)	146,708
							7,573	(9)	146,689
							34,367	(11)	665,689
							6,358	(13)	123,154
			18,608	(6)	59.42	11/1/2017
			12,716	(13)	17.30	1/4/2020

Total	0		31,324				59,658		1,155,575	17,718		343,198

(1)	The market value was calculated based on the closing market price per share of the Company’s Common Stock on the last trading day of 2010, $19.37 per share.

(2)	The number of restricted stock units shown includes the performance-based awards and is based on the assumption that all super-performance goals were achieved. The super-performance targets are described in detail under “Extended Long-Term Incentive Awards” in the Compensation Discussion and Analysis in Patriot’s 2008 Proxy Statement. Time-based restricted stock units are separately described in footnotes 5 and 8 below.

(3)	The payout value was calculated based on the closing market price per share of the Company’s Common Stock on the last trading day of 2010, $19.37 per share, and the assumption that all super-performance goals were achieved.

(4)	The options were granted on November 1, 2007, and vest 50 percent on the fifth anniversary of the grant date, 25 percent on the sixth anniversary of the grant date and the remaining 25 percent on the seventh anniversary of the grant date.

(5)	These time-based restricted stock units were granted on November 1, 2007 and vest 50 percent on the fifth anniversary of the grant date, 25 percent on the sixth anniversary of the grant date and the remaining 25 percent on the seventh anniversary of the grant date.

(6)	The options were granted on July 23, 2008, and vest 50 percent on November 1, 2012, 25 percent on November 1, 2013 and the remaining 25 percent on November 1, 2014.

(7)	The restricted stock was granted on July 23, 2008, and vests on July 23, 2011.

(8)	These time-based restricted stock units were granted on July 23, 2008 and vest 50 percent on November 1, 2012, 25 percent on November 1, 2013 and the remaining 25 percent on November 1, 2014.

(9)	The time-vested restricted stock units were granted on December 15, 2008 and cliff vest on December 15, 2012.

(10)	The options were granted on January 30, 2009, and will vest in three equal installments on each of January 2 of 2010, 2011 and 2012. Upon termination of employment by the Company without cause or by the named executive for good reason, the options will vest with respect to the percentage of shares of Common Stock that would have otherwise vested on the next vesting date.

(11)	The restricted stock was granted on January 30, 2009, and cliff vests on January 2, 2012.

(12)	The performance-based restricted stock units were granted on January 30, 2009. The restricted stock units will vest 100% on December 31, 2011, if earned, or earlier if the named executive officer terminates employment with the Company because of death or disability, or if a change of control occurs. Upon termination of employment by the Company without cause or by the named executive for good reason, the named executive will be entitled to receive a pro rata portion of the award at the end of the original performance period, contingent upon the actual achievement of the performance goals. The pro-rata portion would be determined by a fraction, the numerator of which is the number of days of employment from January 1, 2009 through the date of the termination of employment, and the denominator of which is 1,095. This pro-rata award earned would be payable at the same time as the other executives’ awards.

(13)	The restricted stock and stock options were granted on January 4, 2010, and will vest in three equal installments on each of January 4 of 2011, 2012 and 2013. Upon termination of employment by the Company without cause or by the named executive for good reason, the options will vest with respect to the percentage of shares of Common Stock that would have otherwise vested on the next vesting date.

(14)	The performance-based restricted stock units were granted on January 4, 2010. The restricted stock units will vest 100% on December 31, 2012, if earned, or earlier if the named executive officer terminates employment with the Company because of death or disability, or if a change of control occurs. Upon termination of employment by the Company without cause or by the named executive for good reason, the named executive will be entitled to receive a pro rata portion of the award at the end of the original performance period, contingent upon the actual achievement of the performance goals. The pro-rata portion would be determined by a fraction, the numerator of which is the number of days of employment from January 1, 2009 through the date of the termination of employment, and the denominator of which is 1,095. This pro-rata award earned would be payable at the same time as the other executives’ awards are paid.

(15)	The restricted stock was granted on October 19, 2010, and will vest in three equal installments on each of October 19 of 2011, 2012 and 2013. Upon termination of employment by the Company without cause or by the named executive for good reason, the restricted stock will vest with respect to the percentage of shares of Common Stock that would have otherwise vested on the next vesting date.

(16)	All unvested awards were forfeited upon Mr. Vining’s resignation.

OPTIONS EXERCISED AND STOCK VESTED IN 2010

The following table sets forth information concerning exercises of stock options and vesting of restricted stock for the Company’s named executive officers for the period January 1, 2010 through December 31, 2010.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Richard M. Whiting	—	—	93,334	1,272,142
Paul H. Vining	61,097	349,597	—	—
Mark N. Schroeder	—	—	24,000	327,120
Charles A. Ebetino, Jr.	—	—	24,000	327,120
Joseph W. Bean	—	—	11,000	149,930
Robert W. Bennett	—	—	—	—

2010 NON-QUALIFIED DEFERRED COMPENSATION

Effective November 1, 2007, the Company adopted the Patriot Coal Corporation Supplemental 401(k) Retirement Plan (“Supplemental Plan”) for the benefit of certain executives and highly compensated employees, including the named executive officers. The Supplemental Plan is an excess benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 and a non-qualified deferred compensation plan subject to Section 409A of the Internal Revenue Code.

Three categories of employees are eligible to participate in the Supplemental Plan. The first category consists of employees whose eligible compensation for the preceding year exceeded the limit under Section 401(a)(17) of the Internal Revenue Code for the current year (or, in the case of a newly hired employee, whose eligible compensation for the current year is anticipated to exceed that limit). Those participants may irrevocably elect, prior to the beginning of the year (or, in the case of a newly hired employee, within 30 days after commencing employment), to have from 1% to 60% of their eligible compensation that (a) exceeds the limit under Section 401(a)(17) or (b) would cause their contributions to the 401(k) Plan to exceed the limits under Section 415 of the Internal Revenue Code (determined without regard to any election changes under the 401(k) Plan during the year), deferred and credited to the Supplemental Plan. Through June 30, 2009, matching credits equal to 100% of a participant’s deferral for up to 6% of eligible compensation each pay period were also credited to those participants. As of July 1, 2009 the matching credits were suspended. However, effective January 1, 2010, matching credits equal to 100% of a participant’s deferral up to 3% of eligible compensation each pay period were reinstated, and effective April 1, 2010 the matching credits returned to 100% of a participant’s deferral up to 6% of eligible compensation each pay period. Those participants who are employed at a level below vice president are also credited with performance credits equal to the performance contributions that would have been made under the 401(k) Plan without regard to the limits of Sections 401(a)(17) and 415, reduced by the amount of performance contributions actually made to the 401(k) Plan on their behalf. While employees who are employed at the level of vice president or above are not eligible for performance contributions under the 401(k) Plan, those employees who are participants in the Supplemental Plan are also credited with performance credits determined in the same manner as performance contributions under the 401(k) Plan but without regard to the limits of Section 401(a)(17) and 415. The 401(k) Plan provides an opportunity for employees to receive up to a 6% performance contribution based upon achievement of financial targets for the year. In 2010 the financial targets were met and, therefore, performance contributions were awarded at 6%.

In addition, employees for whom performance contributions under the 401(k) Plan for any year are limited by Internal Revenue Code Sections 401(a)(17) and 415 are credited with performance credits for that year equal to the performance contributions that would have been made without regard to those limits, reduced by the amount of performance contributions actually made to the 401(k) Plan on their behalf.

Employees who are employed at the level of director or above and are eligible for a long-term incentive plan may be credited with discretionary credits in an amount, if any, determined by the Company.

An amount equal to the deferrals, matching credits, performance credits and discretionary credits by or for each participant is credited to a separate account established for the participant. Each participant’s account is credited with earnings and losses as if it were invested in various investment funds offered under the 401(k) Plan, as directed by the participant. All earnings or losses are based on appreciation or depreciation in the fair market value of the investment funds in which the participant is deemed to have invested his or her accounts and are credited to accounts based on account balances on valuation dates.

Upon a participant’s normal retirement date (which is the date, on or after the date the participant reaches sixty-two years of age, on which the participant’s employment with the Company is terminated), the participant’s accounts become fully vested (if not already fully vested) and are distributed to him or her in a lump sum. Such distribution shall be made on the later of (a) the date which is six months after the participant’s normal retirement date, and (b) January 31 of the calendar year immediately following the calendar year in which the participant’s normal retirement date occurs. In the event a participant’s employment with the Company is terminated prior to the earlier of his or her death or normal retirement date, the participant receives the vested portion of his or her accounts in a lump sum. Upon a participant’s death, his or her accounts become 100% vested and nonforfeitable and distributable to his or her beneficiaries in accordance with the plan.

A participant’s pre-tax matched account, Company pre-tax matching account and performance credit account are 100% vested and nonforfeitable at all times.

The portion of a participant’s discretionary account which is vested and nonforfeitable is determined in accordance with a separate agreement entered into with the participant. The nonvested portion of the discretionary accounts of a participant whose employment with the Company is terminated prior to the earlier of his or her death or normal retirement date is forfeited immediately upon termination.

The Supplemental Plan is unfunded, and all payments are made from the Company’s general assets. The following table provides details with respect to each named executive officer’s contributions, earnings and withdrawals under the Supplemental Plan.

2010 Non-Qualified Deferred Compensation Table

					Aggregate
	Executive	Company		Aggregate	Balance as of
	Contributions in	Contributions in	Aggregate	Withdrawals/	December 31,
	2010	2010	Earnings in 2010	Distributions	2010
Name	($)	($)(1)	($)	($)	($)(2)

Richard M. Whiting	34,348	29,382	33,785	0	237,603
Paul H. Vining	0	0	0	0	0
Mark N. Schroeder	69,663	19,699	37,830	0	323,702
Charles A. Ebetino, Jr.	80,380	15,701	42,666	0	350,239
Joseph W. Bean	11,975	5,872	5,409	0	56,050
Robert W. Bennett	0	0	0	0	0

(1)	The entire amount reported in this column is included within the amount reported in the All Other Compensation column of the 2010 Summary Compensation Table.

(2)	Amounts reported in this column for each named executive officer include amounts previously reported in the Company’s Summary Compensation Tables in previous years. Amounts previously reported in such years include the Company’s contributions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into the Employment Agreements, the terms of which, including the provision of post-termination benefits, as described in detail below, were structured to attract and retain persons believed to be key to Patriot’s success and to be competitive with compensation practices for executives in similar positions at our peer companies.

The Chief Executive Officer’s employment agreement will extend from day-to-day so that there is at all times remaining a term of three years. Following a termination without cause or resignation for good reason, the Chief Executive Officer would be entitled to a payment equal to (a) three years’ base salary, plus (b) three times the higher of (1) the target annual bonus for the year of termination or (2) the average of the actual annual bonuses we paid in respect of the three prior years plus (c) three times six percent of base pay. One-third of this severance payment would be payable in a lump sum on the six-month anniversary of the date of separation from service, with the remainder payable in a lump sum on the first anniversary of separation from service. Upon termination, the Chief Executive Officer would also be entitled to a one-time prorated bonus for the year of termination (based on our actual performance for that year multiplied by a fraction, the numerator of which is the number of calendar days he was employed during the year of termination, and the denominator of which is the total number of calendar days during that year), payable when bonuses, if any, are paid to other executives. He would also be entitled to receive qualified and non-qualified retirement, life insurance, medical and other benefits for three years following termination. If the Chief Executive Officer’s employment is terminated without cause or he resigns for good reason following a change of control, he would be entitled to all benefits described above, and all outstanding time-vested equity awards would accelerate as a result of the change of control and would not be forfeited upon subsequent termination of the Chief Executive Officer’s employment. If the Chief Executive Officer’s employment is terminated without cause or he resigns for good reason absent a change of control, he would be entitled to all benefits described above, but all outstanding unvested equity awards would not accelerate and would be forfeited, unless otherwise stated in a specific agreement.

The employment agreement for Mr. Vining had an initial three-year term. During the initial three-year term, following a termination of employment without cause or resignation for good reason, Mr. Vining would have been entitled to a payment equal to (a) two years’ base salary, plus (b) two times the higher of (1) the target annual bonus for the year of termination or (2) the average of the actual bonus we paid in respect of the three prior years plus (c) two times six percent of base pay. Under his employment agreement, he was entitled to a retention award equal to $1,000,000 (one-half of the award was paid on July 23, 2009, and one-half of the award was paid on July 23, 2010). Other than certain confidentiality and non-solicitation provisions, the employment agreement is no longer in effect following Mr. Vining’s resignation from the Company. Mr. Vining was not paid any severance in conjunction with his resignation.

The employment agreements for Messrs. Ebetino, Schroeder and Bean will extend from day-to-day so that there is at all times a remaining term of one year. Following a termination without cause or resignation for good reason, each would be entitled to a payment equal to (a) one year of base salary, plus (b) the higher of (1) the target annual bonus for the year of termination or (2) the average of the actual annual bonuses we paid in respect of the three prior years plus (c) six percent of base pay. One-half of this amount would be payable in a lump sum payment on the six-month anniversary of the executive’s separation from service and the remaining one-half would be paid in six equal monthly payments beginning on the seven-month anniversary of the executive’s separation from service. In addition, each would be entitled to a one-time prorated bonus for the year of termination (based on our actual performance for that year multiplied by a fraction, the numerator of which is the number of calendar days the executive officer was employed during the year of termination, and the denominator of which is the total number of calendar days during that year), payable when bonuses, if any, are paid to our other executives. Each would also be entitled to receive qualified and non-qualified retirement, life insurance, medical and other benefits for one year following termination. If the named executive officer’s employment is terminated without cause or he resigns for good reason following a change of control, he would be entitled to all benefits described above, and all outstanding time-vested equity awards would accelerate as a result of the change of control and would not be forfeited upon subsequent termination. If the named executive officer’s employment is terminated without cause or he resigns for good reason absent a change of control, he would be entitled to all benefits described above, but all outstanding unvested equity awards would not accelerate and would be forfeited, unless otherwise stated in a specific agreement.

If the employment of any of the named executive officers who has an employment agreement is terminated for cause or the officer resigns without good reason, the compensation due to that officer would only include accrued but unpaid salary and payment of accrued and vested benefits and unused vacation time. If that officer is terminated due to death or disability, he would be entitled to receive accrued but unpaid salary and payment of accrued and vested benefits and unused vacation time, as well as accelerated vesting on all time-vested equity awards. He also would receive a pro-rated bonus for the year of termination, as described above.

Under all executives’ employment agreements, Patriot would not be obligated to provide any benefits under tax qualified plans that are not permitted by the terms of each plan or by applicable law or that could jeopardize the plan’s tax status. Continuing benefit coverage would terminate to the extent an executive is offered or obtains comparable coverage from any other employer. The employment agreements provide for confidentiality during and following employment, and include noncompetition and nonsolicitation covenants that will be effective during and for one year following employment. If an executive breaches any of his or her confidentiality, noncompetition or nonsolicitation covenants, the executive will forfeit any unpaid amounts or benefits. To the extent that excise taxes are incurred by an executive as a result of “excess parachute payments,” as defined by IRS regulations, Patriot will pay additional amounts so that the executive would be in the same financial position as if the excise taxes were not incurred.

Under the executives’ employment agreements, “good reason” is defined as (i) a reduction by Patriot in the executive’s base salary, (ii) a material reduction in the aggregate program of employee benefits and perquisites to which the executive is entitled (other than a reduction that generally affects all executives), (iii) a material decline in the executive’s bonus or long-term incentive award opportunities, (iv) relocation of the executive’s primary office by more than 50 miles from the location of the executive’s primary office, or (v) any material diminution or material adverse change in the executive’s title, duties, responsibilities or reporting relationships. Resignation without “good reason” includes voluntary termination by the employee and also any other reason that is not included in the definition of good reason.

A “change of control” is defined as (a) a person (with certain exceptions) becoming the direct or indirect beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company, (b) if, during any period of twelve months, the constitution of Patriot’s Board of Directors changes such that individuals who were directors at the beginning of that period, and new directors (other than directors nominated by a person who has entered into an agreement with Patriot that would constitute a “change of control” or by any person who has announced an intention to take or to consider taking actions which if consummated would constitute a “change of control”) whose election by Patriot’s Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of the Company’s stockholders or at least three-fourths of Patriot’s directors who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease to constitute a majority of Patriot’s Board of Directors, (c) the consummation of any merger, consolidation, plan of amalgamation, reorganization or similar transaction or series of transactions in which the Company is involved, unless the stockholders of the Company immediately prior thereto continue to own more than 50% of the combined voting power of the Company or the surviving entity in substantially the same proportions, or (d) the consummation of a sale or disposition by the Company of all or substantially all of its assets (with certain exceptions).

The tables below reflect the amount of compensation that would have been payable to each of the named executive officers in the event of termination of such executives’ employment, under the terms of their employment agreements and long-term incentive award agreements. The amount of compensation payable to each named executive officer upon Retirement, Death or Disability, Involuntary Termination “Without Cause” or “For Good Reason”, and Involuntary Termination as a Result of Change of Control is shown below. The amounts shown assume that termination was effective as of December 31, 2010, and are estimates of the amounts that would have been paid to the executives upon their termination. The actual amounts that would be payable can be determined only at the time of the executives’ termination. We have not included below any accrued but unpaid salary or payment of accrued and vested benefits and unused vacation time, as those amounts would be paid in the event of termination of employment for any reason.

Estimated Incremental Value Upon Termination

				Involuntary	Involuntary
				Termination	Termination as a
			Death or	“Without Cause” or	Result of Change in
	Retirement		Disability	“For Good Reason”	Control
Name	($)		($)(1)	($)(2)	($)(3)

Richard M. Whiting	1,321,189	(4)	11,667,497	8,943,114	16,355,328
Paul H. Vining	—		0	0	0
Mark N. Schroeder	—		3,518,290	2,212,555	4,395,131
Charles A. Ebetino, Jr.	696,208	(4)	3,709,833	2,582,544	4,805,477
Joseph W. Bean	—		2,226,809	1,612,618	2,919,125
Robert W. Bennett	—		1,774,526	90,868	1,305,052

(1)	For each named executive officer, compensation payable upon Death or Disability would include a) prorated annual incentive for year of termination, b) 100% payment of the time-vested portion of outstanding restricted stock units, and c) the value an executive could realize as a result of the accelerated vesting of any unvested stock option awards and restricted stock, per the terms of the executive’s grant agreement. For purposes of this table, the prorated annual incentive was equal to 100% of the non-equity incentive plan compensation, as shown in the 2010 Summary Compensation Table on page 31 of this Proxy Statement. Amounts do not include life insurance payments in the case of death. The value of any equity-based component is calculated based on the closing market price per share of the Company’s Common Stock on December 31, 2010, $19.37.

(2)	“Cause” is defined to include (i) any material and uncorrected breach by the executive of the terms of his employment agreement, including but not limited to engaging in disclosure of secret or confidential information, (ii) any willful fraud or dishonesty of the executive involving the property or business of the Company, (iii) a deliberate or willful refusal or failure to comply with any major corporate policies which are communicated in writing, or (iv) the executive’s conviction of, or plea of no contest to, any felony if such conviction shall result in imprisonment.

For Mr. Whiting, the compensation payable would include a) severance payments of three times base salary, b) a payment equal to three times the higher of (1) the target annual incentive or (2) the average of the actual annual incentives paid in the three prior years, c) prorated annual incentive for year of termination, d) three times six percent of base pay, e) continuation of benefits for three years, and (f) pro-rata portion of 2009 and 2010 performance-based restricted stock units and 2010 restricted stock and stock options.

Upon Mr. Vining’s resignation from the Company in 2010, he received no severance and is not entitled to any other compensation under his employment agreement. He did not receive any acceleration of his equity awards in connection with his resignation.

For Messrs. Schroeder, Ebetino and Bean, the compensation payable would include a) severance payments of one times base salary, b) a payment equal to one times the higher of (1) the target annual incentive or (2) the average of the actual annual incentives paid in the three prior years, c) prorated annual incentive for year of termination, d) six percent of base pay, e) continuation of benefits for one year, and (f) pro-rata portion of 2009 and 2010 performance-based restricted stock units, restricted stock and stock options.

For Mr. Bennett, the compensation payable would include pro-rata portion of 2010 performance-based restricted stock units, restricted stock and stock options.

(3)	Reflects total estimate of compensation payable as a result of both a change of control and a termination of employment, as detailed in the Estimated Current Value of Change of Control Benefits Table set forth below. This includes the value of accelerated vesting of stock options, restricted stock and time-based restricted stock units.

(4)	Messrs. Richard M. Whiting and Charles A. Ebetino, Jr., were eligible for retirement (age 55, with 5 years of service) as of December 31, 2010. The compensation payable would include a pro-rated annual incentive for the assumed year of retirement.

The named executive officers would be entitled to receive certain benefits upon a change of control of the Company under the terms of their individual employment agreements and long-term incentive award agreements. The actual value of these benefits would be known only if and when they become eligible for payment. The following table provides an estimate of the value that would have been payable to each named executive officer assuming a change of control of the Company had occurred on December 31, 2010. Based on the estimates and assumptions employed, no excise tax gross up would be required.

Estimated Current Value of Change of Control Benefits

	Severance	Estimated Tax	Accelerated Vesting of Unvested LTIP Awards
	Amount	Gross Up	($)(3)			Total
Name	($)(1)	($)(2)	Restricted Stock	Stock Options	Restricted Stock Units	($)

Richard M. Whiting	6,009,021	0	699,780	3,099,661	6,546,866	16,355,328
Paul H. Vining	0	0	0	0	0	0
Mark N. Schroeder	1,442,038	0	251,926	819,100	1,882,067	4,395,131
Charles A. Ebetino, Jr.	1,791,852	0	400,785	803,546	1,809,294	4,805,477
Joseph W. Bean	1,120,378	0	130,631	538,205	1,129,910	2,919,125
Robert W. Bennett	0	0	862,178	26,322	416,552	1,305,052

(1)	For Mr. Whiting, the compensation payable would include a) severance payments of three times base salary, b) a payment equal to three times the higher of (1) the target annual incentive or (2) the average of the actual annual incentives paid in the three prior years, c) prorated annual incentive for year of termination, d) three times six percent of base pay, and e) continuation of benefits for three years.

Upon Mr. Vining’s resignation from the Company, he forfeited all future compensation and was not paid any severance under his employment agreement.

For Messrs. Schroeder, Ebetino and Bean, the compensation payable would include a) severance payments of one times base salary, b) a payment equal to one times the higher of (1) the target annual incentive or (2) the average of the actual annual incentives paid in the three prior years, c) prorated annual incentive for year of termination, d) six percent of base pay, and e) continuation of benefits for one year.

(2)	Although the executives are entitled to be indemnified (grossed up) for excise tax payable in connection with payments received upon a change of control of the Company, under the assumptions used to compare the payments, none of the executives would incur any excise tax.

(3)	Reflects the value an executive could realize as a result of the accelerated vesting of any unvested equity awards (based on the stock price on the last business day of 2010, $19.37).

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

The Compensation Committee has reviewed the Company’s compensation policies and practices for its employees as they relate to risk management and has determined that such policies and practices are not reasonably likely to have a material adverse effect on the Company.

DIRECTOR COMPENSATION

Compensation of non-employee directors is comprised of cash compensation, consisting of annual retainer and committee fees, and equity compensation, consisting of deferred stock units. Each of these components is described in more detail below.

Annual Board/Committee Fees

Eligible non-employee directors receive an annual cash retainer of $60,000. Non-employee directors who serve on more than one committee receive an additional annual $10,000 cash retainer. The Audit Committee Chairperson receives an additional annual $15,000 cash retainer, and the other Audit Committee members receive additional annual $5,000 cash retainers. The Chairs of the Compensation, Finance and Nominating & Governance Committees each receive an additional annual $10,000 cash retainer.

The Company pays travel and accommodation expenses of directors to attend meetings and other corporate functions. Directors do not receive meeting attendance fees.

Annual Equity Compensation

Eligible non-employee directors of the Company receive an initial award of deferred stock units valued at $75,000 upon joining the Board of Directors. Non-employee directors also receive an annual award of deferred stock units, which award was valued at $65,000 in 2010. Effective January 1, 2011, the director compensation program was modified to increase the value of future annual equity awards to $80,000.

The deferred stock units vest on the first anniversary of the grant date and will be settled in Common Stock upon the specified distribution date (which must be on or after the third anniversary of the grant date) or if they do not elect a specified distribution date, the third anniversary of the grant date. In the event of a change of control of Patriot (as defined in Patriot’s Long-Term Equity Incentive Plan), all restrictions related to the deferred stock units will lapse. The deferred stock units provide for vesting in the event of death or disability or termination of service without cause with consent of our Board of Directors.

Director Compensation in 2010

	Fees Earned
	or Paid in	Stock Awards
Name	Cash ($)	($)(1)(2)	Total ($)

Chairman
Irl F. Engelhardt(3)	—	—	—
Non-Employee Directors
J. Joe Adorjan	75,000	64,996	139,996
B.R. Brown	70,000	64,996	134,996
John F. Erhard(4)	—	—	—
Michael P. Johnson	80,000	64,996	144,996
Janiece Longoria(5)	—	—	—
John E. Lushefski	85,000	64,996	149,996
Michael M. Scharf	85,000	64,996	149,996
Robb E. Turner(4)	—	—	—
Robert O. Viets	85,000	64,996	149,996

(1)	The value of the deferred stock units shown above is the aggregate grant date fair value. For all non-employee directors, the grant date fair value for deferred stock units determined under FASB ASC Topic 718 for financial reporting purposes was $64,996 per director for 2010 grant, which value equaled the fair market value of the underlying shares on the grant date. A discussion of the relevant fair value assumptions for other equity awards granted in 2010 is set forth in Note 28 of the Company’s consolidated financial statements on pages F-42 through F-44 of the Annual Report on Form 10-K for the year ended December 31, 2010, and for awards granted in prior years in the corresponding note to the Company’s consolidated financial statements in the Annual Report on Form 10-K for such years. The Company cautions that the amount ultimately realized by the non-employee directors from the deferred stock unit awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations and the timing of sales.

(2)	As of December 31, 2010, the aggregate number of deferred stock units outstanding for each non-employee director was as follows: Mr. Adorjan, 13,685; Mr. Brown, 13,685; Mr. Johnson, 15,579; Mr. Lushefski, 13,685; Mr. Scharf, 13,685; and Mr. Viets 13,685.

(3)	In 2010, Mr. Engelhardt, Chairman of the Board and former Executive Advisor of the Company, served as an executive officer of the Company and received salary and other compensation pursuant to the terms of his employment agreement with the Company. In 2010, his compensation included a base salary of $268,500, an incentive of $176,104 and payment of $234,615 for accrued but unused vacation upon his retirement (a carryover liability from his employment with Peabody prior to the spin-off). In addition, 34,668 shares of restricted stock awarded to Mr. Engelhardt in connection with the spin-off vested on November 1, 2010 and were valued at $472,525 on that date. During 2010, he received no additional compensation for his service on the Board of Directors. Mr. Engelhardt’s employment agreement expired on December 31, 2010 and since that time he has continued to serve as non-executive Chairman of the Board. He is no longer employed by the Company.

(4)	Messrs. Turner and Erhard stepped down from the Board of Directors effective December 22, 2010. They received no compensation for their services as directors.

(5)	Ms. Longoria was appointed a Director of the Company effective January 27, 2011 and received no compensation from the Company in 2010.

Director Stock Ownership

Under the Company’s share ownership guidelines for directors, non-employee directors are encouraged to acquire and retain Company stock having a value equal to at least three times their annual retainer. Such directors are encouraged to meet these ownership levels within three years after joining the Board.

The following table summarizes the non-employee director ownership of Company Common Stock as of March 22, 2011.

			Ownership
			Guidelines,		Ownership
			Relative to		Relative to
	Share Ownership	Share Ownership	Annual Retainer		Annual Retainer
Name	(#)(1)	($)(2)	(3)		(4)

Chairman
Irl F. Engelhardt	450,676	10,838,758	3	x	180.6	x
Non-Employee Directors
J. Joe Adorjan	38,094	916,161	3	x	15.3	x
B.R. Brown	38,532	926,695	3	x	15.4	x
John F. Erhard*
Michael P. Johnson	20,420	491,101	3	x	8.2	x
Janiece M. Longoria(5)	7,252	174,411	3	x	2.9	x
John E. Lushefski	27,094	651,611	3	x	10.9	x
Michael M. Scharf	29,094	699,711	3	x	11.7	x
Robb E. Turner*
Robert O. Viets	35,759	860,004	3	x	14.3x

(1)	Includes shares acquired through open market purchases and deferred stock units in accordance with the non-employee Board of Director compensation ownership guidelines.

(2)	Value is calculated based on the closing market price per share of the Company’s Common Stock on March 22, 2011, $24.05.

(3)	For 2010, the base annual retainer was $60,000.

(4)	Represents current ownership, shown as a multiple of the base annual retainer of $60,000.

(5)	Ms. Longoria was appointed a Director of the Company effective January 27, 2011.

*	Messrs. Turner and Erhard stepped down from the Board of Directors effective December 22, 2010. As officers of ArcLight Capital Partners, LLC (“ArcLight Capital”), the investment adviser to the ArcLight Funds (as defined herein) and in accordance with ArcLight Capital’s internal policies, Messrs. Turner and Erhard were prohibited from directly owning shares of Company Common Stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions With Affiliates of ArcLight

Messrs. Robb E. Turner and Jake F. Erhard, directors of the Company until December 22, 2010, are employed by ACH. ACH manages ArcLight PEF GP, LLC (“Fund I GP”) and ArcLight PEF GP II, LLC (“Fund II GP”), the general partners of the ArcLight Funds, which were significant stockholders of the Company, and is a sub-adviser to the ArcLight Funds. ArcLight Capital is the investment adviser to the ArcLight Funds and is wholly owned by ACH.

Mr. Erhard is employed by ACH and is a member of, and investor in, the Fund I GP and Fund II GP. As a result of the relationship between Mr. Erhard and the ArcLight Funds and Mr. Erhard’s ownership interests in the Fund I GP and Fund II GP, Mr. Erhard had an indirect beneficial interest in the Company.

Mr. Turner is employed by ACH and is a member of, and investor in, the Fund I GP, Fund II GP and ArcLight Capital. Mr. Turner is also a manager and senior partner of ACH. As a result of the relationship between Mr. Turner and the ArcLight Funds and Mr. Turner’s ownership interests in the Fund I GP, Fund II GP and ArcLight Capital, Mr. Turner had an indirect beneficial interest in the Company.

A subsidiary of the ArcLight Funds and certain of its affiliates are entitled to certain royalty proceeds from the Company’s wholly-owned subsidiary, Magnum Coal Company LLC (“Magnum”), resulting from a commercial relationship entered into prior to the acquisition of Magnum by the Company on July 23, 2008. In 2010, royalties in the amount of $1,008,711 were paid to a subsidiary of the ArcLight Funds by Magnum.

Policy for Approval of Related Person Transactions

The Nominating & Governance Committee is responsible for reviewing and approving all transactions between the Company and certain “related persons,” such as its executive officers, directors and owners of more than 5% of the Company’s voting securities and their family members in accordance with our written policy. Such transactions are generally reviewed before entry into the related person transaction. In addition, if any of our specified officers or directors becomes aware of a related party transaction that has not been previously approved or ratified, such related person transaction will be promptly submitted thereafter to the Committee for its review. In reviewing a transaction, the Committee considers the relevant facts and circumstances, including the benefits to the Company, any impact on director independence and whether the terms are consistent with a transaction available on an arms-length basis. Only those related person transactions that are determined to be in (or not inconsistent with) the best interests of the Company and stockholders are permitted to be approved. No member of the Committee may participate in any review of a transaction in which the member or any of his or her family members is the related person. A copy of the policy can be found on the Company’s website (www.patriotcoal.com) by clicking on “Investors,” then “Corporate Governance,” and then “Related Party Transactions” and is available in print to any stockholder who requests it. Information on our website is not considered part of this Proxy Statement.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and the Board is asking stockholders to ratify that selection. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Board considers the selection of an independent registered public accounting firm to be an important matter of stockholder concern. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the Company’s stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain Ernst & Young LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the Company’s stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions by stockholders. For additional information regarding the Company’s relationship with Ernst & Young LLP, please refer to “Report of the Audit Committee” on page 13 of the Proxy Statement and “Fees Paid to Independent Registered Public Accounting Firm” on page 14 of the Proxy Statement.

The Board of Directors recommends that you vote “For” Item 2, which ratifies the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION (ITEM 3)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the stockholders of Patriot are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act of 1933 (the “Securities Act”) and the Exchange Act. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on Patriot or the Board of Directors.

Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

We urge stockholders to read the “Compensation Discussion and Analysis,” which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s success.

Patriot also has several governance programs in place to align executive compensation with stockholder interests and mitigate risks in its plans. These programs include: stock ownership guidelines, limited perquisites, use of tally sheets and a clawback policy.

In 2010, the Company performed well despite a challenging global economic environment and a myriad of new regulatory constraints and enforcement activities affecting our industry. Our EBITDA for the year ended December 31, 2010 increased $31.1 million, or 28%, to $141.9 million as compared to $110.7 million for the corresponding period last year. We further strengthened our balance sheet, ending 2010 with just under $400 million of liquidity, including $193 million in cash compared to $27 million at December 31, 2009. 2010 was the safest year in our history, marking the fourth consecutive decline in our accident rate since becoming a public company in 2007. We believe this performance shows the value of our strategy of pursuing industry leading safety performance and stable operating results through this challenging period facing our business. Further, we believe that our performance-based executive compensation programs provide incentives that are aligned with the best interests of our stockholders and have facilitated the Company’s performance.

The advisory vote regarding the compensation of the named executive officers described in this Item 3 shall be approved if the proposal receives the affirmative vote of a majority of the shares entitled to vote at the meeting. Abstentions will have the effect of a vote against the item.

We are asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting:

RESOLVED, that the stockholders of Patriot Coal Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON
EXECUTIVE COMPENSATION (ITEM 4)

Under the Dodd-Frank Act, the stockholders of Patriot are entitled to vote at the Annual Meeting regarding whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act (and as described in Item 3 of this Proxy Statement) should occur every one, two or three years. Under the regulations issued by the SEC, stockholders shall also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the stockholder vote on the frequency of the stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on Patriot or the Board of Directors.

Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation.

The Board of Directors believes that an advisory stockholder vote on executive compensation every year is the right approach for Patriot at this time. The Board recognizes that even if the effectiveness of the Company’s incentive plans cannot be adequately evaluated on an annual basis, or that compensation changes may require implementation over time, many stockholders may want to express a preference in a single year based on a multi-year review. At present, an annual vote on the frequency of the stockholder vote on executive compensation may represent the most effective means for some of our stockholders to express meaningful input on executive compensation. Until there is greater certainty and precedent relating to the frequency of the stockholder vote on executive compensation, the Board has determined to recommend an annual vote. The Board’s determination was further based on the premise that stockholders could vote again on this item in future years if it becomes apparent that an annual vote is not meaningful, is burdensome or is more frequent than recommended by best corporate governance practices.

The advisory vote regarding whether the stockholders should vote to approve the compensation of the named executive officers every one, two or three years shall be approved if any frequency choice receives the affirmative vote of a majority of the shares entitled to vote at the meeting. Abstentions will have the effect of a vote against the item. It is possible that none of the three choices will receive the necessary majority.

The Board of Directors recommends a vote for ONE YEAR on Item 4 regarding the frequency of the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act.

ADDITIONAL INFORMATION

Information About Stockholder Proposals

If you wish to submit a proposal for inclusion in next year’s Proxy Statement and proxy, we must receive the proposal on or before the close of business on December 2, 2011, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, the Company will include such proposal in the Proxy Statement and proxy in accordance with applicable regulations governing the solicitation of proxies. Any proposals should be submitted in writing to: Corporate Secretary, Patriot Coal Corporation, 12312 Olive Boulevard, Suite 400, Saint Louis, Missouri 63141.

Under the Company’s by-laws, if you wish to nominate a director or bring other business before the stockholders at the 2012 Annual Meeting without having your proposal included in next year’s Proxy Statement:

•	You must notify the Corporate Secretary in writing at the Company’s principal executive offices between January 13, 2012 and February 12, 2012; however, if the Company advances the date of the meeting by more than 20 days or delays the date by more than 70 days, from May 12, 2012, then such notice must be received not earlier than 120 days before the date of the annual meeting and not later than the close of business on the 90th day before such date or the 10th day after public disclosure of the meeting is made; and

•	Your notice must contain the specific information required by the Company’s by-laws regarding the proposal or nominee, including, but not limited to, name, address, shares held, a description of the proposal or information regarding the nominee and other specified matters.

You can obtain a copy of the Company’s by-laws without charge by writing to the Corporate Secretary at the address shown above or by accessing the Company’s website (www.patriotcoal.com) and clicking on “Investors,” and then “Corporate Governance.” Information on our website is not considered part of this Proxy Statement. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s Proxy Statement.

Householding of Proxies

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares and we will deliver those documents to you promptly upon receiving the request. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares.

Registered holders may request to receive at any time a separate copy of our annual report or proxy statement, or notify the Company that they do or do not wish to participate in householding, by sending a written request to the Corporate Secretary at 12312 Olive Boulevard, Suite 400, Saint Louis, Missouri 63141, (314) 275-3600.

Additional Filings

The Company’s Forms 10-K, 10-Q and 8-K and all amendments to those reports are available without charge through the Company’s website on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. They may be accessed at the Company’s website (www.patriotcoal.com) by clicking on “Investors,” and then “SEC Filings.” Information on our website is not considered part of this Proxy Statement.

In accordance with SEC rules, the information contained in the Report of the Audit Committee on page 13, and (ii) the Report of the Compensation Committee on page 30 shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Costs of Solicitation

The Company is paying the cost of preparing, printing and mailing these proxy materials. The Company has engaged Georgeson Inc. to assist in distributing proxy materials, soliciting proxies and in performing other proxy solicitation services for a fee of $7,500 plus their out-of-pocket expenses. Proxies may be solicited personally or by telephone by employees of the Company without additional compensation as well as by employees of Georgeson. The Company will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their voting instructions.

OTHER BUSINESS

The Board of Directors is not aware of any matters requiring stockholder action to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting. Should other matters be properly introduced at the Annual Meeting, those persons named in the enclosed proxy will have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.

The Company will provide to any stockholder, without charge and upon written request, a copy (without exhibits unless otherwise requested) of the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2010 as filed with the SEC. Any such request should be directed to Patriot Coal Corporation, Investor Relations, 12312 Olive Boulevard, Suite 400, Saint Louis, Missouri 63141; telephone (314) 275-3600.

Rashda M. Buttar
Vice President – Associate General Counsel
and Corporate Secretary

PATRIOT COAL CORPORATION
Annual Meeting of Shareholders
Thursday, May 12, 2011, 10:00 A.M.
Donald Danforth Plant Science Center
975 North Warson Road
Saint Louis, Missouri 63132
If you plan to attend the 2011 Annual Meeting of Shareholders of Patriot Coal Corporation, please detach this Admission Card and bring it with you to the meeting. This card will provide evidence of your ownership and enable you to attend the meeting. Attendance will be limited to those persons who owned Patriot Coal Corporation Common Stock as of March 18, 2011, the record date for the Annual Meeting.
When you arrive at the Annual Meeting site, please fill in your complete name in the space provided below and submit this card to one of the attendants at the registration desk.
If you do not bring this Admission Card and your shares are registered in your own name, you will need to present a photo I.D. at the registration desk. If your shares are registered in the name of your bank or broker, you will be required to submit other satisfactory evidence of ownership (such as a recent account statement or a confirmation of beneficial ownership from your broker) and a photo I.D. before being admitted to the meeting.
Shareholder Name: _______________________________________

☐	■
PROXY
PATRIOT COAL CORPORATION
Proxy/Voting Instruction Card for Annual Meeting of Shareholders to be held on May 12, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints Richard M. Whiting, Mark N. Schroeder and Joseph W. Bean, or any of them, with power of substitution to each, proxies to represent the undersigned and to vote, as designated on the reverse side of this form, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Patriot Coal Corporation (Patriot) to be held on May 12, 2011 at the Donald Danforth Plant Science Center, 975 North Warson Road, Saint Louis, Missouri 63132 at 10:00 A.M., and at any adjournments or postponements thereof. The undersigned hereby further authorizes such proxies to vote in their discretion with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.
     If the undersigned is a participant in the Patriot Coal Corporation 401(k) Retirement Plan, this proxy/voting instruction card also provides voting instructions to the trustee of such plan to vote at the Annual Meeting, and any adjournments thereof, as specified on the reverse side hereof. If the undersigned is a participant in this plan and fails to provide voting instructions, the trustee will vote the undersigned’s plan account shares (and any shares not allocated to individual participant accounts) in proportion to the votes cast by other participants in that plan.
     The shares represented by this proxy/voting instruction card will be voted in the manner indicated by the stockholder. In the absence of such indication, such shares will be voted FOR the election of all the director nominees listed in Item 1, or any other person selected by the Board if any nominee is unable to serve; FOR ratification of Ernst & Young LLP as Patriot’s independent registered public accounting firm for 2011 (Item 2); FOR approval of the compensation of the named executive officers as disclosed in the Patriot Coal Corporation Proxy Statement (Item 3); and FOR 1 YEAR for the frequency with which stockholders shall approve the compensation of the named executive officers. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.
IMPORTANT - This proxy/voting instruction card must be signed and dated on the reverse side.
(Continued and to be signed on the reverse side)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF
PATRIOT COAL CORPORATION
May  12, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card

are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15604
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■ 20330030040000000100 6	051211

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” ITEMS 1, 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1.	Election of Directors: The undersigned hereby GRANTS authority to elect the following nominees: (see Board recommendation below):				2.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

		NOMINEES:			RECOMMENDATION: The Board recommends voting “FOR” the above proposal.
☐	FOR ALL NOMINEES	¡ ¡ ¡	J. Joe Adorjan Janiece M. Longoria Michael M. Scharf

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES						FOR	AGAINST	ABSTAIN
					3.	Approval of the compensation of the named executive officers as disclosed in the Patriot Coal Corporation Proxy Statement	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)				RECOMMENDATION: The Board recommends voting “FOR” the above proposal.

RECOMMENDATION: The Board recommends voting “FOR” all Nominees.
						1 year	2 years	3 years	ABSTAIN
					4.	Whether the stockholder vote to approve the compensation of the named executive officers should occur every: ☐	☐	☐	☐

RECOMMENDATION: The Board recommends voting for “1 YEAR” the above proposal.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

If you vote over the Internet or by telephone, please do not mail your card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

				☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■
■

ANNUAL MEETING OF STOCKHOLDERS OF
PATRIOT COAL CORPORATION
May  12, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15604
ê   Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.   ê

■ 20330030040000000100 6	051211

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” ITEMS 1, 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1.	Election of Directors: The undersigned hereby GRANTS authority to elect the following nominees: (see Board recommendation below):				2.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

		NOMINEES:			RECOMMENDATION: The Board recommends voting “FOR” the above proposal.
☐	FOR ALL NOMINEES	¡ ¡ ¡	J. Joe Adorjan Janiece M. Longoria Michael M. Scharf

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES						FOR	AGAINST	ABSTAIN
					3.	Approval of the compensation of the named executive officers as disclosed in the Patriot Coal Corporation Proxy Statement	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)				RECOMMENDATION: The Board recommends voting “FOR” the above proposal.

RECOMMENDATION: The Board recommends voting “FOR” all Nominees.
						1 year	2 years	3 years	ABSTAIN
					4.	Whether the stockholder vote to approve the compensation of the named executive officers should occur every: ☐	☐	☐	☐

RECOMMENDATION: The Board recommends voting for “1 YEAR” the above proposal.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

If you vote over the Internet or by telephone, please do not mail your card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

				☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■
■